Exhibit 10.1

$3,500,000,000

CREDIT AGREEMENT

among

ALLISON TRANSMISSION HOLDINGS, INC.,

ALLISON TRANSMISSION, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

CITICORP NORTH AMERICA, INC.,

as Administrative Agent,

LEHMAN BROTHERS COMMERCIAL BANK

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Syndication Agents,

SUMITOMO MITSUI BANKING CORPORATION,

as Documentation Agent and Co-Arranger

and

CITIGROUP GLOBAL MARKETS INC.,

LEHMAN BROTHERS INC.

and

MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

Dated as of August 7, 2007

i

3.1	L/C Commitment	45

3.2	Procedure for Issuance of Letter of Credit	45

3.3	Fees and Other Charges	46

3.4	L/C Participations	46

3.5	Reimbursement Obligation of the Borrower	47

3.6	Obligations Absolute	47

3.7	Letter of Credit Payments	48

3.8	Applications	48

SECTION 4.	REPRESENTATIONS AND WARRANTIES	48

4.1	Financial Condition	48

4.2	No Change	49

4.3	Existence; Compliance with Law	49

4.4	Corporate Power; Authorization; Enforceable Obligations	49

4.5	No Legal Bar	50

4.6	No Material Litigation	50

4.7	No Default	50

4.8	Ownership of Property; Liens	50

4.9	Intellectual Property	50

4.10	Taxes	50

4.11	Federal Regulations	51

4.12	ERISA	51

4.13	Investment Company Act	52

4.14	Subsidiaries	52

4.15	Environmental Matters	52

4.16	Accuracy of Information, etc.	52

4.17	Security Documents	52

4.18	Solvency	53

4.19	Labor Matters	53

4.20	Real Property	53

SECTION 5.	CONDITIONS PRECEDENT	54

5.1	Conditions to Initial Extension of Credit	54

5.2	Conditions to Each Revolving Loan Extension of Credit After Closing Date	56

SECTION 6.	AFFIRMATIVE COVENANTS	56

6.1	Financial Statements	56

6.2	Certificates; Other Information	57

6.3	Payment of Taxes	58

6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance	58

6.5	Maintenance of Property; Insurance	58

6.6	Inspection of Property; Books and Records; Discussions	59

6.7	Notices	59

6.8	Additional Collateral, etc.	60

6.9	Further Assurances	62

6.10	Use of Proceeds	62

6.11	Post-Closing Undertakings	63

6.12	Unrestricted Subsidiaries	63

SECTION 7.	NEGATIVE COVENANTS	63

7.1	Total Senior Secured Leverage Ratio	63

7.2	Indebtedness	64

7.3	Liens	68

7.4	Fundamental Changes	70

7.5	Dispositions of Property	71

7.6	Restricted Payments	73

7.7	Investments	75

7.8	Optional Payments and Modifications of Certain Debt Instruments	77

7.9	Transactions with Affiliates	78

7.10	[Intentionally Omitted]	78

7.11	Changes in Fiscal Periods	78

7.12	Negative Pledge Clauses	78

7.13	Clauses Restricting Subsidiary Distributions	79

7.14	Lines of Business	80

7.15	Limitation on Hedge Agreements	80

7.16	Changes in Jurisdictions of Organization; Name	80

7.17	Limitation on Activities of Holdings and Foreign Holdings	80

SECTION 8.	EVENTS OF DEFAULT	81

SECTION 9.	THE AGENTS	84

9.1	Authorization and Action	84

9.2	Agents’ Reliance, Etc.	85

9.3	Posting of Approved Electronic Communications	85

9.4	The Agents as Lenders	86

9.5	Lender Credit Decision	86

9.6	Indemnification	87

9.7	Successor Agents	87

9.8	Concerning the Collateral and the Security Documents	88

9.9	Collateral Matters Relating to Related Obligations	88

SECTION 10.	MISCELLANEOUS	89

10.1	Amendments and Waivers	89

10.2	Notices	90

10.3	No Waiver; Cumulative Remedies	92

10.4	Survival of Representations and Warranties	92

10.5	Payment of Expenses; Indemnification	93

10.6	Successors and Assigns; Participations and Assignments	93

10.7	Adjustments; Set-off	96

10.8	Counterparts	97

10.9	Severability	97

10.10	Integration	97

10.11	Governing Law	97

10.12	Submission to Jurisdiction; Waivers	97

10.13	Acknowledgments	98

10.14	Confidentiality	98

10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens	98

10.16	Accounting Changes	99

10.17	WAIVERS OF JURY TRIAL	99

10.18	USA PATRIOT ACT	100

10.19	Limitation on Liability	100

SCHEDULES:

I	Commitments
4.4	Consents, Authorizations, Filings and Notices
4.8	Title and Sufficiency of Assets
4.14	Subsidiaries
4.17	UCC Filing Jurisdictions
4.19	Labor Agreements
4.20A	Owned Real Property
4.20B	Leased Real Property
6.11	Post Closing Undertakings
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Existing Investments
7.12	Existing Negative Pledge Clauses

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Latham & Watkins LLP
F	Form of Exemption Certificate
G	Form of Solvency Certificate
H	Form of Joinder Agreement
I	Form of Note
J	Form of Prepayment Option Notice

v

CREDIT AGREEMENT, dated as of August 7, 2007, among ALLISON TRANSMISSION HOLDINGS, INC. (formerly known as Clutch Holdings, Inc.), a Delaware corporation (“Holdings”), ALLISON TRANSMISSION, INC. (formerly known as Clutch Operating Company, Inc.), a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), CITICORP NORTH AMERICA, INC., as Administrative Agent, LEHMAN BROTHERS COMMERCIAL BANK and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agents, SUMITOMO MITSUI BANKING CORPORATION, as Documentation Agent and Co-Arranger and CITIGROUP GLOBAL MARKETS INC., LEHMAN BROTHERS INC. and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accounting Changes”: as defined in Section 10.16.

“Acquisition”: as defined in the definition of “Permitted Acquisition”.

“Acquisition Agreement”: the Asset Purchase Agreement, dated as of June 28, 2007, between General Motors Corporation, a Delaware corporation, and the Borrower.

“Acquisition Documents”: collectively, the Acquisition Agreement and all schedules, exhibits, annexes and amendments thereto, in each case, as amended, supplemented or otherwise modified from time to time.

“Acquisition Transactions”: the transactions contemplated by the Acquisition Agreement.

“Administrative Agent”: Citicorp North America, Inc., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agents”: the collective reference to the Collateral Agent and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the aggregate amount of such Lender’s Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding and (iii) the aggregate amount of such Lender’s New Loan Commitments then in effect, or if such New Loan Commitments have been terminated, the amount of such Lender’s New Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Allison Transmission Division”: the business unit of the Sellers engaged in (i) researching, developing, designing, manufacturing, distributing, marketing, and selling (A) automatic transmissions for use in vocational vehicles, military vehicles and off-road products, and (B) hybrid propulsion systems for use in vocational vehicles, military vehicles and off-road products, (ii) remanufacturing such automatic transmissions for use in those applications, (iii) manufacturing and selling replacement parts and support equipment and providing related services, in each case, for such automatic transmissions and hybrid propulsion systems, and (iv) researching, developing, designing, manufacturing, distributing, marketing and selling the products, and providing the services, currently researched, developed, designed, manufactured, distributed, marketed, sold or provided, as applicable, at or from certain facilities.

“Annual Operating Budget”: as defined in Section 6.2(c).

“Applicable Margin” or “Applicable Commitment Fee Rate”: for any day, with respect to the Loans (including any Swingline Loan) and the commitment fee payable hereunder, the applicable rate per annum determined pursuant to the Pricing Grid; provided that from the Closing Date until the next change in the Applicable Margin or Applicable Commitment Fee Rate in accordance with the Pricing Grid (a) the Applicable Margin shall be 1.75% with respect to Base Rate Loans and Swingline Loans and 2.75% with respect to LIBO Rate Loans and (b) the Applicable Commitment Fee Rate shall be 0.50%.

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guarantee and Collateral Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided, that, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, Letter of Credit request, Swingline Loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for new, or a conversion of an existing, Loans, (ii) any notice pursuant to Section 2.11 and Section 2.12 (and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, and (iii) all notices of any Default or Event of Default.

“Approved Electronic Platform” as defined in Section 9.10.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property under Section 7.5(e), 7.5(f), 7.5(m), 7.5(n) or not otherwise permitted by Section 7.5 which yields Net

Cash Proceeds to the Borrower or any of its Domestic Subsidiaries that are Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $15,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Available Amount”: as at any date, the sum of, without duplication:

(a) the aggregate cumulative amount, not less than zero, of the greater of: (i) (A) Excess Cash Flow for each fiscal year ending on or after the Closing Date and on or prior to such date multiplied by (B) 100% minus the Excess Cash Flow Percentage for the relevant fiscal year and (ii) either (A) 50% of Consolidated Net Income on a cumulative basis for the period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter for which financial statements were delivered pursuant to Section 6.1 or (B) if the Total Senior Secured Leverage Ratio is less than or equal to 3.0 to 1.0, 75% of Consolidated Net Income for each such fiscal year; provided that for the fiscal year ending December 31, 2007, the results obtained for clauses (i) and (ii) above shall be increased only by the proportionate share of the amounts referred to in clauses (i) and (ii) based on the number of days elapsed since the Closing Date and a fiscal year of 365 days;

(b) the Net Cash Proceeds received after the Closing Date and on or prior to such date from any Equity Issuance by Holdings which, in the case of any such Equity Issuance, have been contributed in cash as common equity to the Borrower; provided that the Available Amount shall not include any Specified Equity Contribution;

(c) the aggregate amount of proceeds received after the Closing Date and on or prior to such date that (i) would have constituted Net Cash Proceeds pursuant to clause (a) of the definition thereof except for the operation of the proviso thereof, (ii) constitutes Net Cash Proceeds and would have been applied to mandatory prepayments under Section 2.12(d) except for the operation of Section 2.12(e) and (iii) constitutes Excess Sale Proceeds;

(d) the aggregate principal amount of any Indebtedness of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness issued to a Restricted Subsidiary), which has been converted into or exchanged for Capital Stock in Holdings or any Parent Company;

(e) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary and becomes a Subsidiary Guarantor or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Subsidiary Guarantor, the lesser of the fair market value at the time of such redesignation, combination or transfer of such Unrestricted Subsidiary (or of the assets transferred or conveyed, as applicable) and the aggregate amount of the Investments made with respect to such Unrestricted Subsidiary pursuant to Section 7.7(h) since the designation of such Subsidiary as an Unrestricted Subsidiary; and

(f) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash or Cash Equivalents by the Borrower or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.7(f)(ii), (h) or (y);

in each case, that has not been previously applied pursuant to Section 7.6(b)(x) or (i), Section 7.7(f)(ii)(B), (h) (B) or (y)(B) or Section 7.8(a)(A).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect (including any New Loan Commitments which are Revolving Commitments) over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that in calculating any Revolving Lender’s Revolving Extensions of Credit for the purpose of determining such Revolving Lender’s Available Revolving Commitments pursuant to Section 2.9(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate as published by the Federal Reserve Bank of New York plus  1/2 of 1%.

“Base Rate Loans”: Loans denominated in Dollars the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: the business activities and operations of the Allison Transmission division of the Sellers and/or its Affiliates.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a capital lease but excluding any amount representing capitalized interest) of fixed or capital assets, computer software or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment expressly permitted pursuant to Section 7.7; (ii) any expenditures to the extent financed with any Reinvestment Deferred Amount; (iii) expenditures for leasehold improvements for which such Person is reimbursed in cash and (iv) capital expenditures to the extent they are made with the proceeds of equity contributions (other than in respect of Disqualified Capital Stock) made to the Borrower after the Closing Date.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents”: (a) United States dollars or, in the case of a Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business, (b) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition, (c) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250,000,000, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper having a rating of at least A-1 from S&P or P-1 from Moody’s and, in each case, maturing within 24 months after the date of acquisition and Indebtedness and Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition, (f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition, (g) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation or acquisition thereof, (h) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s, (i) instruments equivalent to those referred to in clauses (a) to (h) above denominated in euro or pound sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and (j) investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (i) of this definition.

“Cash Management Obligation”: as applied to the Borrower or any Restricted Subsidiary, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether these or similar services were provided prior to the date hereof by the Administrative Agent, any Lender or any Affiliate of any of them) by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Certificated Security”: as defined in the Guarantee and Collateral Agreement.

“Change of Control”: as defined in Section 8(j).

“Chattel Paper”: as defined in the Guarantee and Collateral Agreement.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived and the Term Loans hereunder shall have been funded, which date is August 7, 2007.

“Closing Date Material Adverse Effect”: means any change, event, circumstance, occurrence or development that, individually or in the aggregate with all other such changes, events, circumstances, occurrences or developments, has had, or would reasonably be expected to have, a material adverse effect on or change in (A) the assets, business, results of operations or condition (financial or otherwise) of the Business, taken as a whole; provided, however, that the term “Closing Date Material Adverse Effect” does not, and shall not be deemed to, include any of the following: (i) changes or effects that generally affect the industry or industries in which the Business operates; (ii) changes in securities markets, interest rates or general economic, regulatory or political conditions, including acts of terrorism or the commencement or escalation of any war, whether declared or undeclared, or other hostilities (excluding in the case of clauses (i) and (ii) any changes that have a substantially disproportionate impact on the Business, relative to other businesses, generally, which businesses operate in the same industries or geographies as the Business); (iii) changes or effects arising out of, or attributable to, the announcement of the execution of the Acquisition Agreement or the identity of the Borrower, including with respect to the customers and employees of the Business, compliance by the Sellers with their obligations thereunder or the consummation of the transactions contemplated hereby; (iv) changes or effects due to changes (or proposed or prospective changes) in any Laws (as defined in the Acquisition Agreement) affecting the Business or the Business Assets (as defined in the Acquisition Agreement); (v) changes in GAAP (as defined in the Acquisition Agreement) or other applicable accounting regulations and principles or the interpretation thereof; or (vi) the failure of the Business to meet any internal projections or forecasts (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Closing Date Material Adverse Effect” may be taken into account in determining whether there has been a Closing Date Material Adverse Effect and it being further understood that any such failure may be taken into account in determining whether the facts or occurrences giving rise or contributing to such failure are materially adverse to the assets, business, results of operations or condition (financial or otherwise) of the Business, taken as a whole) or (B) the ability of the Sellers to consummate the transactions contemplated by, and discharge their obligations under, the Acquisition Agreement and the Ancillary Documents (as defined in the Acquisition Agreement).

“Closing Date Stock Certificates”: Collateral consisting of stock certificates representing the Capital Stock of the Domestic Subsidiaries that are Restricted Subsidiaries of the Borrower for which a security interest can be perfected by delivering such stock certificates.

“Closing Date UCC Filing Collateral”: Collateral for which a security interest can be perfected by filing a UCC financing statement.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Investors”: any co-investors designated by the Sponsors who may own, directly or indirectly, no more than 15%, in the aggregate, of the Capital Stock of Holdings.

“Collateral”: the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Collateral Agent”: Citicorp North America, Inc., in its capacity as collateral agent for the Secured Parties under the Security Documents and any of its successors and permitted assigns.

“Commitment”: as to any Lender, the sum of the Term Commitments, the Revolving Commitments and the New Loan Commitments (if any) of such Lender.

“Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount”.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Commonly Controlled Plan”: as defined in Section 4.12(b).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conditional Offer” means any offer for optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntary or optional defeasance of, any Senior Interim Facility Indebtedness or Senior Notes in connection with (i) an Equity Issuance of the Capital Stock of Holdings or any Parent Company, (ii) a Change in Control, or (iii) a sale of all of substantially all of the assets of the Borrower and its Restricted Subsidiaries (taken as a whole).

“Consolidated Current Assets”: of any Person, at any date, all amounts (other than (a) cash and Cash Equivalents and Foreign Cash Equivalents, (b) deferred financing fees and (c) payments for deferred taxes so long as such items described in clauses (b) and (c) are not cash items) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: of any Person, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of such Person, (b) without duplication, all Indebtedness consisting of Revolving Loans or Swingline Loans, to the extent otherwise included therein and (c) payments for deferred taxes so long as such items described in this clause (c) are not cash items.

“Consolidated Depreciation and Amortization Expense” of any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA”: Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period plus, without duplication, the following (in each case, on a consolidated basis, determined in accordance with GAAP, and , other than with respect to clauses (k), (l), (m), and (n) below to the extent deducted in computing Consolidated Net Income):

(a) the provision for taxes based on income or profits, plus franchise or similar taxes, of the Borrower and its Restricted Subsidiaries for such period, plus

(b) Consolidated Net Interest Expense of the Borrower and its Restricted Subsidiaries for such period, plus

(c) Consolidated Depreciation and Amortization Expense of the Borrower and its Restricted Subsidiaries for such period, plus

(d) the after-tax effect of any extraordinary, non-recurring or unusual losses (less all fees and expenses relating thereto), charges or expenses of the Borrower and its Restricted Subsidiaries including for amounts payable under executive employment agreements in connection with the Transactions, plus

(e) the amount of any restructuring charges or reserves of the Borrower and its Restricted Subsidiaries (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees, stock option or other equity-based compensation expenses, transaction fees and expenses and management fees and expenses), plus

(f) other non-cash charges, expenses or losses of the Borrower and its Restricted Subsidiaries (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense that was paid in a prior period (but including any non-cash expenses or write-downs of deferred revenue resulting from purchase accounting in connection with the Transactions and the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances)), plus

(g) any gain to the extent it represents a reversal of an accrual of or reserve for a potential cash payment in any future period; plus

(h) the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsors of the Borrower or any of its Restricted Subsidiaries (or any accruals relating to such fees and related expenses) during such period pursuant to the Services Agreement, plus

(i) without duplication of amounts added back in item (j) below, last twelve month pro forma results for acquisitions (including the commencement of activities constituting such business) and dispositions of the Borrower or any of its Restricted Subsidiaries of business entities or properties or assets (including the termination or discontinuance of activities constituting such business), constituting a division or line of business of any business entity that is the subject of any such acquisition or disposition, including any synergies and cost savings as certified by the Borrower as having been determined in good faith to be reasonably anticipated to be realized within 18 months following any such acquisition or disposition, plus

(j) without duplication of amounts added back in item (i) above other operating improvements and synergies of the Borrower and its Restricted Subsidiaries reasonably expected to result from any acquisition, merger, disposition or operational change, less

(k) extraordinary, non-recurring or unusual gains of the Borrower and its Restricted Subsidiaries (excluding any such gain to the extent that it represents a reversal of an accrual of or reserve for a potential cash payment in any future period (but including any gains resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances))), less

(l) other non-cash income or gains of the Borrower and its Restricted Subsidiaries (excluding any such non-cash gain to the extent that it represents a reversal of an accrual of or reserve for a potential cash payment in any future period (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, including any non-cash gains resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances)), less

(m) interest income of the Borrower and its Restricted Subsidiaries (except to the extent deducted in determining Consolidated Net Interest Expense), less

(n) any other non-cash income of the Borrower and its Restricted Subsidiaries.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower and its consolidated Restricted Subsidiaries for any period, there shall be excluded (i) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to the Transactions), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, (ii) the cumulative effect of a change in accounting principles during such period, (iii) any after-tax effect of income or loss from disposed of or discontinued operations and any net after-tax gains or losses on disposed of, abandoned or discontinued operations, (iv) any after-tax effect of gains or losses (less all fees and expenses relating thereto) charges or expenses attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, (v) the net income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period, (vi) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs), or a write down of liabilities in connection with the Transactions or any future acquisition, merger, consolidation or similar transaction (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), (vii) any after-tax effect of income or loss from the early extinguishment of (A) Indebtedness, (B) obligations with respect to Hedge Agreements or (C) other derivative instruments, (viii) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, (ix) any non-cash compensation charge or expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, (x) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Capital Stock (other than any Specified Equity Contribution), refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (xi) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP, (xii) any net unrealized gain or loss (after any offset) resulting in such period from obligations with respect to Hedge Agreements and the application of Statement of Financial Accounting Standards No. 133, and (xiii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk). Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of the Borrower.

“Consolidated Net Interest Expense”: of any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting), commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capital Lease Obligations, net payments (if any) pursuant to interest rate obligations with respect to Hedge Agreements, but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income actually received in cash for such period. Unless otherwise qualified, all references to “Consolidated Net Interest Expense” in this Agreement shall refer to Consolidated Net Interest Expense of the Borrower.

“Consolidated Total Assets”: the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower that has been delivered pursuant to Section 6.1(a) or (b) or such other Person as may be expressly stated.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date minus (b) Consolidated Current Liabilities on such date; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Consolidated Working Capital shall be calculated without regard to changes in the working capital balance as a result of non-cash increases or decreases thereof that will not result in future cash payments or receipts or cash payments or receipts in any previous period, in each case, including, without limitation, any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent and (ii) the effects of purchase accounting.

“Continuing Directors”: the directors of Holdings on the Closing Date and each other director of Holdings, if, in each case, such other director’s nomination for election to the board of directors of Holdings is approved by either Sponsor or any of their Affiliates (excluding any portfolio companies of the Sponsors) or is recommended by at least 51% of the then Continuing Directors or such other director receives the vote of either Sponsor and/or any of their Affiliates (excluding any portfolio companies of the Sponsors) in his or her election by the shareholders of Holdings.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Derivatives Counterparty”: as defined in Section 7.6.

“Differential Amount”: as defined in Section 7.5(j).

“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of clauses (a), (b) and (c), prior to the date that is 91 days after the final scheduled maturity date of any Loans (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is subject the prior repayment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) that are accrued and payable and the termination of the Commitments); provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any direct or indirect Subsidiary organized under the laws of any jurisdiction within the United States (other than Excluded Subsidiaries).

“Environmental Laws”: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees or other legal requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, natural resources or human health and safety as it relates to Releases of Materials of Environmental Concern, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability”: any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance”: as to any Person, any issuance of its Capital Stock in a public or private offering.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”: any of the events specified in Section 8; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Amount”: the amount that any consideration received in connection with Dispositions permitted by Section 7.4(c) or Section 7.5(j)(ii)(A) exceeds the fair market value on the date of such Disposition of the assets or Property subject to such Disposition.

“Excess Cash Flow”: for any fiscal year of the Borrower, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and minus (b) the sum, without duplication (including, in the case of clauses (ii) and (viii) below, duplication across periods; provided that all or any portion of the amounts referred to in clauses (ii) and (viii) below with respect to a period may be applied in the determination of Excess Cash Flow for any subsequent period to the extent such amounts did not previously result in a reduction of Excess Cash Flow in any prior period), of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income (including, without limitation, credits included in the calculation of deferred tax assets and liabilities), (ii) the aggregate amount (A) actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures and Permitted Acquisitions and (B) committed during such fiscal year to be used to make Capital Expenditures or Permitted Acquisitions which in either case have been actually made or consummated as of the time of determination of Excess Cash Flow for such fiscal year (in each case under this clause (ii) other than to the extent any such Capital Expenditure or Permitted Acquisition is made with the proceeds of new long-term Indebtedness or an Equity Issuance (by the Borrower or any Subsidiary Guarantor) or with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all regularly scheduled principal payments or prepayments of Indebtedness (including, without limitation, the Term Loans and the Senior Interim Facility Indebtedness) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and other than to the extent any such prepayments are the result of the incurrence of additional Indebtedness and other than optional prepayments of the Term Loans and optional prepayments of Revolving Loans and Swingline Loans to the extent accompanied by permanent optional reductions of the Revolving Commitments), (iv) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, (v) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vi) the aggregate amount of expenditures for the payment of financing fees (including fees and expenses incurred in connection with the Transactions) actually made by the Borrower and its Restricted Subsidiaries in cash during such period to the extent that such expenditures are not expensed during such period, (vii) purchase price adjustments paid or received in connection with the Acquisition Transactions or any Permitted Acquisition, (viii) the amount of Investments (net of the proceeds of any Indebtedness, Equity Issuance of Reinvestment Deferral Amount used for such Investment) made during such period pursuant to paragraphs (d), (f), (h), (l), (o), (v), but only to the extent not excluded by (xi) below, and (y) of Section 7.7 or committed during such period to be used to make Investments pursuant to Section 7.7 which have been actually made as of the time of determination of Excess Cash Flow for such period (but excluding Investments among the Borrower and its Restricted Subsidiaries), (ix) the amount (determined by the Borrower) of such Consolidated Net Income which is mandatorily prepaid or reinvested pursuant to Section 2.12(b) (or as to which a waiver of the requirements of such Section applicable thereto has been granted under Section 10.1) prior to the date of determination of Excess Cash Flow for such fiscal year as a result of any Asset Sale or Recovery Event, (x) the aggregate amount of any premium or penalty actually paid in cash that is required to be made in connection with any prepayment of Indebtedness, (xi) permitted Restricted Payments made in cash by the Borrower during such period and permitted Restricted Payments made by any Restricted Subsidiary to any person other than the Borrower or any of the Restricted Subsidiaries during such period, in each case, to the extent permitted by Section 7.6 (except to the extent made with amounts available under Section 7.6(b)), (xii) cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income, (xiii) the amount of taxes (including penalties and interest) paid in cash in such period, (xiv) the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income and (xv) cash payments made pursuant to or amounts netted against accounts receivable with respect to Contractual Obligations with any Governmental Authority in connection with refunds or rebates related to overhead charges or expenses, in each case, to the extent such charges or expenses are not deducted in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date”: as defined in Section 2.12(c).

“Excess Cash Flow Percentage”: for any fiscal year, 50%; provided that the Excess Cash Flow Percentage shall be reduced to 25% if the Total Senior Secured Leverage Ratio as of the last day of such fiscal year is not greater than 4.00 to 1.0 and reduced further to 0% if the Total Senior Secured Leverage Ratio as of the last day of such fiscal year is not greater than 3.50 to 1.0.

“Excess Sale Proceeds”: as defined in Section 2.12(b).

“Excluded Subsidiary”: Any indirect Subsidiary of the Borrower directly owned by a Foreign Subsidiary but only to the extent that such Subsidiary becoming a Subsidiary Guarantor would result in adverse tax consequences to the Borrower or any of its Restricted Subsidiaries.

“Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: the fee letter dated as of June 26, 2007 among Holdings and the Joint Lead Arrangers.

“Fee Payment Date”: commencing on December 31, 2007, the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“Foreign Cash Equivalents”: in each case, to the extent held by any Foreign Subsidiary of the Borrower, (a) certificates of deposit or bankers acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community or Canada or any subdivision thereof, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (b) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P’s or Moody’s and (c) shares of any money market mutual fund that has its assets invested continuously in the types of investments referred to in clauses (a) and (b) above.

“Foreign Holdings”: Allison Transmission International, L.L.C. (formerly known as Clutch International, L.L.C.) and Allison Transmission International Holdings, L.L.C. (formerly known as Clutch International Holdings, L.L.C.).

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a), (b) and (e) of the definition of “Indebtedness”.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower, Holdings and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements”: all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Borrower or any Restricted Subsidiary.

“Holdings”: as defined in the preamble hereto.

“Holdings IPO”: the issuance by Holdings or any Parent Company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act whether alone or in connection with a secondary public offering.

“Immaterial Subsidiary”: on any date, any Subsidiary of the Borrower that (i) has, on a consolidated basis with its Subsidiaries, less than 5% of consolidated assets and 5% of annual consolidated revenues of the Borrower and its Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such date and (ii) (other than with respect to determining whether an Event of Default under Sections 8(f) or 8(h) has occurred and is continuing) has been designated as such by the Borrower in a written notice delivered to the Administrative Agent (other than any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent); provided that at no time shall all Immaterial Subsidiaries have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such time) in excess of 5% of consolidated assets or annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries.

“Increased Amount Date”: as defined in Section 2.25.

“Indebtedness”: of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services, (d) all Guarantees by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined in respect of outstanding Hedge Agreements (such payments in respect of any Hedge Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Hedge Agreement) and (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Credit Agreement) and (ii) in respect of bankers’ acceptances; provided that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indebtedness for Borrowed Money”: to the extent the following would be reflected on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) Capital Lease Obligations and (iii) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations); provided that the Obligations shall not constitute Indebtedness for Borrowed Money.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Instrument”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) commencing on December 31, 2007, as to any Base Rate Loan (other than any Swingline Loan), the third Business Day following the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any LIBO Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBO Rate Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any LIBO Rate Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBO Rate Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of continuation or conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBO Rate Loan and ending one, two, three or six or (with the consent of each affected Lender under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is two Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Interest Period shall extend beyond the scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 7.7.

“Issuing Lenders”: (a) Citibank, N.A. and (b) any other Revolving Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such other Revolving Lender in its sole discretion.

“Joinder Agreement”: an agreement substantially in the form of Exhibit H.

“Joint Lead Arrangers”: the collective reference to Citigroup Global Markets Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Joint Venture”: a corporation, limited liability company, joint venture or similar limited liability legal entity formed in order to conduct a common venture or enterprise between two or more Persons, which legal entity does not constitute a Subsidiary.

“L/C Commitment”: $50,000,000.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the applicable Issuing Lender.

“Leases”: as defined in Section 4.20(a).

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“LIBO Base Rate”: with respect to any LIBO Rate Advance, for any Interest Period, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Reuters LIBOR01 Page as of 11:00 A.M., London time, on the second full Business Day next preceding the first day of each Interest Period. In the event that such rate does not appear on the Reuters LIBOR01 Page (or otherwise on the Reuters screen), the LIBO Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying London interbank offered rates as may be reasonably selected by the Administrative Agent, or, in the absence of such availability, the LIBO Base Rate shall be the rate of interest reasonably determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by the principal office of Citibank, N.A. in London to major banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the LIBO Rate Loan of Citibank, N.A. for a period equal to such Interest Period.

“LIBO Rate”: with respect to each day during each Interest Period pertaining to a LIBO Rate Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

(i) LIBO Base Rate
(ii) 1.00 – LIBO Rate Reserve Requirements

“LIBO Rate Loans”: Loans the rate of interest applicable to which is based upon the LIBO Rate.

“LIBO Rate Reserve Requirements”: for any day as applied to a LIBO Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“LIBO Rate Tranche”: the collective reference to LIBO Rate Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: the collective reference to this Agreement, the Security Documents, the Notes (if any) and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: Holdings, the Borrower and each Subsidiary Guarantor.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments under such Facility, the holders of more than 50% of the Revolving Commitments under such Facility).

“Majority Revolving Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Facility.

“Majority Term Facility Lenders”: the Majority Facility Lenders in respect of the Term Facility.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole or (b) the validity or enforceability of the Loan Documents or the material rights and remedies of the Administrative Agent and the Lenders thereunder, in each case, taken as a whole.

“Material Subsidiary”: any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern”: any material, substance or waste classified, characterized or regulated as toxic, hazardous, radioactive or as a contaminant, pollutant or words of similar meaning under Environmental Laws, including gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos or mold or other fungi.

“Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage”: any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event received by the Borrower or any Domestic Subsidiary that is a Restricted Subsidiary, net of attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred by the Borrower or any Domestic Subsidiary that is a Restricted Subsidiary in connection therewith and net of taxes paid or reasonably estimated to be payable by the Borrower or any Domestic Subsidiary that is a Restricted Subsidiary as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided that at any time during the period following an Asset Sale and prior to the Reinvestment Prepayment Date, if, on a pro forma basis after giving effect to such Asset Sale and the application of the proceeds thereof, the Total Senior Secured Leverage Ratio is less than 4.00 to 1.00, up to $200,000,000 of such proceeds in the aggregate shall not constitute Net Cash Proceeds and (b) in connection with any Equity

Issuance (other than in connection with a Specified Equity Contribution) or issuance or sale of debt securities or instruments or the incurrence of Funded Debt (other than pursuant to the Loan Documents), the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 2.25.

“New Loan Commitments”: as defined in Section 2.25.

“New Loans”: any loan made by any New Lender pursuant to this Agreement.

“New Revolving Loans”: as defined in Section 2.25.

“New Term Lender”: a Lender that has a New Term Loan.

“New Term Loans”: as defined in Section 2.25.

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-Guarantor Subsidiary”: any Subsidiary of the Borrower which is not a Subsidiary Guarantor.

“Non-Recourse Debt”: Indebtedness (a) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (b) as to which the lenders or holders thereof will not have any recourse to the capital stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Non-US Lender”: as defined in Section 2.20(e).

“Note”: any promissory note evidencing any Loan, substantially in the Form of Exhibit I.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent or to any Lender (or, in the case of Specified Hedge Agreements or Cash Management Obligations of the Borrower or any of its Restricted Subsidiaries to the Administrative Agent, the Collateral Agent, any Lender or any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Fee Letter, the Letters of Credit, any Specified Hedge Agreement, any Cash Management Obligations or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that (a) obligations of the Borrower or any of its Restricted Subsidiaries under any Specified Hedge Agreement or Cash Management Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or Cash Management Obligations.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, intangible taxes, mortgage recording, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Owned Property”: as defined in Section 4.20(a).

“Parent Company”: any direct or indirect parent of Holdings.

“Participant”: as defined in Section 10.6(c).

“Payment Amount”: as defined in Section 3.5.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: (a) any acquisition (including, if applicable, in the case of any Intellectual Property, by way of license) approved by the Required Lenders, (b) any acquisition made solely with the Net Cash Proceeds of any Equity Issuance (other than Disqualified Capital Stock) or Net Cash Proceeds which have increased the Available Amount or (c) any acquisition of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person (each, an “Acquisition”), if such Acquisition described in this clause (c) complies with the following criteria:

(i) No Event of Default shall be in effect immediately prior or after giving effect to such Acquisition.

(ii) If the total consideration in respect of such acquisition exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent at least 5 Business Days prior to such Acquisition a certificate of the Borrower signed by a Responsible Officer to such effect, together with all relevant financial information for such Subsidiary or assets including current financial projections in respect of the Person, division, product line or line of business acquired in such Acquisition.

“Permitted Asset Swap”: the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person.

“Permitted Business”: the business and any services, activities or businesses incidental or directly related or similar to, any line of business engaged in by the Borrower and its Subsidiaries as of the date hereof or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Investors”: the collective reference to the Sponsors, any Co-Investors and their respective Affiliates (but excluding, any portfolio companies of the foregoing) and the directors, officers and other employees of Holdings and its Subsidiaries.

“Permitted Joint Venture”: each Joint Venture:

(a) hereafter formed or entered into by the Borrower or any of its Restricted Subsidiaries with another Person;

(b) that does not own any Stock in the Borrower or any Restricted Subsidiary nor at any time itself have been a Restricted Subsidiary; and

(c) in respect of which all Indebtedness or other obligations (in each case whether contingent or otherwise), including any contractually binding commitment to make future capital contributions, assumed by any the Borrower or any Restricted Subsidiary in respect thereof can be quantified.

“Permitted Refinancings”: with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness provided that (i) there is no increase in the principal amount (or accrued value) thereof (excluding accrued interest, fees, discounts, premiums and expenses), (ii) the weighted average life to maturity of such Indebtedness is greater than or equal to the shorter of (A) the weighted average life to maturity of the Indebtedness being refinanced and (B) the weighted average life to maturity that would result if all payments of principal on the Indebtedness being refinanced that were due on or after the date that is one year following the Term Maturity Date were instead due one year following the Term Maturity Date, (iii) if the Indebtedness being refinanced, refunded, modified, renewed or extended is subordinated in right of payment to the Obligations, such refinancing, refunding, modification, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, refunded, modified, renewed or extended, (iv) the terms and conditions (including, if applicable, as to collateral) of any such refinanced, refunded, modified, renewed or extended Indebtedness are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (v) no Event of Default shall have occurred and be continuing or no Event of Default or Default would result from any such refinancing, refunding, modification, renewal or extension and (vi) with respect to any such Indebtedness that is secured, neither the Borrower nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, refundings, renewals or extensions except to the extent that such Person was such an obligor or guarantor in respect of the applicable Indebtedness on the date hereof.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which Holdings, the Borrower or any of its Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Securities”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in each of the Guarantee and Collateral Agreement.

“Pricing Grid”: the tables set forth below, as applicable:

For the Revolving Credit Facility (subject to any adjustment pursuant to Section 7.1(a)):

Total Senior Secured Leverage Ratio	Applicable Interest Margin for LIBO Rate Loans	Applicable Margin for Base Rate Loans	Applicable Commitment Fee Rate
>4.00:1.00	2.75%	1.75%	0.50%
≤4.00:1.00 and >3.50:1.00	2.50%	1.50%	0.50%
≤3.50:1.00	2.25%	1.25%	0.375%

For the Term Loan Facility (subject to any adjustment pursuant to Section 7.1(a)):

Total Senior Secured Leverage Ratio	Applicable Interest Margin for LIBO Rate Loans	Applicable Interest Margin for Base Rate Loans
>3.50:1.00	2.75%	1.75%
≤3.50:1.00	2.50%	1.50%

Changes in the Applicable Margin with respect to Loans or the Applicable Commitment Fee Rate resulting from changes in the Total Senior Secured Leverage Ratio shall become effective on the date on which financial statements are delivered to the Administrative Agent pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, at the option of (and upon the delivery of notice (telephonic or otherwise) by) the Administrative Agent or the Required Lenders, until such financial statements are delivered, the Total Senior Secured Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.00 to 1:00 for the Revolving Credit Facility and greater than 3.5 to 1:00 for the Term Loan Credit Facility. In addition, at all times while an Event of Default set forth in Section 8(a) or 8(f) shall have occurred and be continuing, the Total Senior Secured Leverage Ratio shall for the purposes of the Pricing Grid be deemed to be greater than 4:00 to 1:00 for the Revolving Credit Facility and greater than 3:50 to 1:00 for the Term Loan Credit Facility.

“Prime Rate”: the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.

“Rate-Based Cure”: as defined in Section 7.1(a).

“Real Property”: as defined in Section 4.20(a).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation or eminent domain proceeding relating to any asset of the Borrower or any Restricted Subsidiary, in an amount for each such event exceeding $20,000,000.

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: as defined in Section 10.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or a Restricted Subsidiary for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice signed on behalf of the Borrower by a Responsible Officer stating that no Event of Default has occurred and is continuing and the Borrower and its Restricted Subsidiaries (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in the Business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount contractually committed by the Borrower and its Restricted Subsidiaries (directly or indirectly through a Subsidiary) to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire assets useful in the Business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 15 months after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which the Borrower or the applicable Restricted Subsidiary shall have determined not to acquire assets useful in the Business with such portion of such Reinvestment Deferred Amount.

“Related Business Assets”: assets (other than cash or Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Obligation”: as defined in Section 9.9.

“Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding.

“Required Prepayment Lenders”: the Majority Facility Lenders in respect of the Term Facility.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer (or similar title), controller or treasurer (or similar title) of the Borrower or (with respect to Section 6.7) any Restricted Subsidiary and, with respect to financial matters, the chief financial officer (or similar title), controller or treasurer (or similar title) of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Commitments”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” on Schedule I, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Revolving Commitments is $400,000,000.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the amount of the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: as defined in the definition of “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4.

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the amount of the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding.

“Revolving Termination Date”: the sixth anniversary of the Closing Date.

“S&P”: Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Lender, any other holder from time to time of any of the Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations or provide a guarantee of the obligations hereunder.

“Sellers”: General Motors Corporation, a Delaware corporation, and certain of its subsidiaries.

“Senior Incurrence Test”: the incurrence of New Term Loans and/or New Revolving Loans hereunder so long as, on a pro forma basis for such incurrence, the Total Senior Secured Leverage Ratio does not exceed 4.0 to 1.00.

“Senior Interim Facility Indebtedness”: Indebtedness incurred under the Senior Interim Loan Facility.

“Senior Interim Loan Agreement”: the Senior Interim Loan Credit Agreement, dated as of the Closing Date, among the Borrower, the lenders party thereto, Citicorp North America, Inc., as administrative agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time to the extent not prohibited by this Agreement (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Interim Loan Agreement or other credit agreements, indentures or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Senior Interim Loan Agreement hereunder).

“Senior Interim Loan Documents”: the Loan Documents as defined in the Senior Interim Loan Agreement or any other documentation evidencing any Senior Interim Loan Facility, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time to the extent not prohibited by this Agreement.

“Senior Interim Loan Facility”: the collective reference to the Senior Interim Loan Agreement, any Senior Interim Loan Documents, any notes issued pursuant thereto and any guarantee agreement, and other guarantees and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Interim Loan Agreement or other credit agreements, indentures (including any Senior Notes Indenture) or otherwise, unless such agreement expressly provides that it is not intended to be and is not a Senior Interim Loan Facility hereunder). Without limiting the generality of the foregoing, the term “Senior Interim Loan Facility” shall include (x) any Senior Notes Indenture and (y) any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Interim Loans”: any loan made pursuant to the Senior Interim Loan Agreement.

“Senior Notes”: (a) any Senior Notes of the Borrower to be issued after the Closing Date upon the conversion or exchange of the Senior Interim Loans for such Senior Notes, or to refinance in whole or in part the Senior Interim Loans or any notes issued to refinance or upon the conversion or exchange of any Senior Interim Loans, and (b) any substantially similar Senior Notes (whether registered under the Securities Act or otherwise) that have been exchanged for any such other Senior Notes; in each case as any such Senior Notes may be amended, supplemented, waived or otherwise modified from time to time to the extent not prohibited by this Agreement.

“Senior Notes Indenture”: any indenture governing any Senior Notes, as the same may be amended, supplemented, waived or otherwise modified from time to time to the extent applicable to the extent not prohibited by this Agreement.

“Services Agreement”: the Services Agreement by and among certain of the management companies associated with the Sponsors or their advisors, if applicable, and the Borrower, as in effect on the Closing Date and as modified or amended from time to time with the consent of the Administrative Agent.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Special Purpose Vehicle”: any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Specified Equity Contribution”: as defined in Section 7.1(b).

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Restricted Subsidiaries and (ii) any Lender or any affiliate thereof at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by such Lender and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement. For the avoidance of doubt, all Hedge Agreements in existence on the Closing Date between the Borrower or any of its Restricted Subsidiaries and any Lender shall constitute Specified Hedge Agreements.

“Specified Representations”: (a) the representations made by the Sellers in the Acquisition Agreement, but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement in the event that any such representations are not true and (b) the representations and warranties set forth in Sections 4.2(a), 4.4(a), 4.4(c), 4.11, 4.13 and 4.17(a).

“Sponsor”: The Carlyle Group, Onex Partners II L.P. and any Affiliates thereof (but excluding any portfolio companies of the foregoing).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors”: each (a) wholly owned Domestic Subsidiary other than (i) any Immaterial Subsidiary or Unrestricted Subsidiary and (ii) any Domestic Subsidiary substantially all of the assets of which consist of the Capital Stock of one or more “controlled foreign corporations” (as defined in Section 957 of the Code) and (b) any other Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6(a) in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swingline Lender”: (a) Citicorp North America, Inc., in its capacity as the lender of Swingline Loans or (b) upon the resignation of Citicorp North America, Inc. as a Swingline Lender, any Revolving Lender from time to time designated by the Borrower as the Swingline Lender (with the consent of such other Revolving Lender (in its sole discretion)).

“Swingline Loans”: as defined in Section 2.6(a).

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Syndication Agent”: as defined in the preamble hereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule I, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto. The original aggregate amount of the Term Commitments is $3,100,000,000.

“Term Facility”: as defined in the definition of “Facility”.

“Term Lender”: each Lender that has an Term Commitment or that holds an Term Loan.

“Term Loans”: the term loans made to the Borrower on the Closing Date pursuant to Section 2.1(a).

“Term Maturity Date”: the seventh anniversary of the Closing Date.

“Term Percentage”: as to any Term Lender at any time, the percentage which the sum of such Lender’s Term Commitments then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Leverage”: at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Restricted Subsidiaries at such date, minus cash, Cash Equivalents and Foreign Cash Equivalents held by the Borrower and its Restricted Subsidiaries on such date, in each case determined on a consolidated basis in accordance with GAAP.

“Total Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Total Leverage on such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period.

“Total Senior Secured Leverage”: at any date shall mean Funded Debt outstanding under the Loan Documents on such date, minus cash, Cash Equivalents held by the Borrower and its Restricted Subsidiaries on such date, in each case determined on a consolidated basis in accordance with GAAP.

“Total Senior Secured Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Total Senior Secured Leverage on such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period.

“Tranche”: as defined in Section 2.25.

“Transaction Documents”: the Acquisition Documents, the Senior Interim Loan Documents and the Loan Documents.

“Transactions”: the transactions to occur pursuant to the Transaction Documents.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or LIBO Rate Loan.

“United States”: the United States of America.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower designated as such and listed on Schedule 4.14 on the Closing Date and (ii) any Subsidiary of the Borrower that is designated by a resolution of the board of directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that, in the case of each of clauses (i) and (ii), such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings or the Borrower; (c) is a Person with respect to which neither Holdings, the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) does not guarantee or otherwise provide credit support after the time of such designation for any Indebtedness of the Borrower or any of its Restricted Subsidiaries, in the case of clauses (a), (b) and (c), except to the extent not otherwise prohibited by Section 7. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the fair market value of the Subsidiary so designated; provided that the Borrower may subsequently redesignate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as the Borrower does not subsequently re-designate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four fiscal quarters.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The term “license” shall include sub-license.

(e) With respect to each Subsidiary that is not a wholly-owned Subsidiary, for purposes of calculating Excess Cash Flow, Consolidated EBITDA, any financial covenant, any basket or threshold amount, any liability and/or any Capital Expenditures, the amount attributable to such Subsidiary that shall be counted for such purposes shall equal the product of (x) the Borrower’s direct and/or indirect percentage ownership of such Subsidiary and (y) the aggregate amount of the applicable item of such Subsidiary, except to the extent the application of GAAP already takes into account the non-wholly owned subsidiary relationship.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be LIBO Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, on the day of the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be Base Rate Loans unless the Term Lenders and the Administrative Agent otherwise agree. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 3:00 P.M., New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3 Repayment of Term Loans. The Term Loan of each Term Lender shall be payable in equal consecutive quarterly installments on the last Business Day of each of December, March, June and September, commencing on the last Business Day of December, 2007, in an amount equal to one quarter of one percent (0.25%) of the Term Loans funded on the Closing Date (as adjusted to reflect any prepayments thereof), with the remaining balance thereof payable on the Term Maturity Date or the applicable maturity date for the applicable tranche of New Term Loans.

2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in Dollars to the

Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which when added to such Lender’s Revolving Percentage of the sum of (x) the L/C Obligations then outstanding and (y) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be LIBO Rate Loans or Base Rate Loans as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

(b) The Borrower shall repay all outstanding Revolving Loans made to it on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (i) in the case of LIBO Rate Loans, prior to 1:00 P.M., New York City time, two Business Days prior to the requested Borrowing Date or (ii) in the case of Base Rate Loans, prior to 12:00 Noon, New York City time, on the proposed Borrowing Date, specifying (x) the amount and Type of Loans to be borrowed, (y) the requested Borrowing Date, and (z) in the case of LIBO Rate Loans, the respective lengths of the initial Interest Period therefor). Any Revolving Loans made on the Closing Date shall initially be Base Rate Loans, and the aggregate principal amount of all Revolving Loans made on the Closing Date shall not exceed $15,000,000 (which amount, for the avoidance of doubt, shall not include the face amount of any outstanding Letters of Credit). Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $500,000 or a whole multiple of $50,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of LIBO Rate Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 2.7(a). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of the Funding Office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

If no election as to the Type of a Revolving Loan is specified, then the requested Loan shall be a Base Rate Loan. If no Interest Period is specified with respect to any requested LIBO Rate Loan, the requested Loan shall be made instead as a LIBO Rate Loan with an Interest Period of one month.

2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) in Dollars to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (provided that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender and the Administrative Agent irrevocable written notice (which notice must be received by the Swingline Lender and the Administrative Agent not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $50,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent or as otherwise directed by the Borrower on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (A) such Revolving Lender’s Revolving Percentage times (B) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount with respect to any Swingline Loans, the Swingline Lender receives any payment on account of such Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount with respect thereto (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all such Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender or Term Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent manifest error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.9 Commitment Fee, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the

Closing Date to the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date; provided that for purposes of calculating any fees owing in accordance with this Section 2.9(a), the Swingline Lender shall not be entitled to receive any commitment fee in respect of any outstanding Swingline Loans.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements, including the Fee Letter, with the Administrative Agent.

2.10 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of such Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit would exceed the total Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.11 Optional Prepayments. The Borrower may at any time and from time to time prepay the Revolving Loans, the Swingline Loans or the Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M. New York City time, two Business Days prior thereto, in the case of LIBO Rate Loans, and no later than 1:00 P.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify (i) the date and amount of prepayment, (ii) whether the prepayment is of Revolving Loans or Term Loans and (iii) whether the prepayment is of LIBO Rate Loans or Base Rate Loans; provided that if a LIBO Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that such notice may be conditioned on receiving the proceeds of any refinancing), together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of (i) $1,000,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of Base Rate Loans) or (ii) $1,000,000 or a whole multiple of $500,000 in excess thereof (in the case of prepayments of LIBO Rate Loans), and in each case shall be subject to the provisions of Section 2.18. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $50,000 or a whole multiple of $50,000 in excess thereof.

2.12 Mandatory Prepayments. (a) Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness incurred in accordance with Section 7.2) shall be incurred by the Borrower or any Domestic Subsidiary that is a Restricted Subsidiary, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).

(b) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any Domestic Subsidiary that is a Restricted Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided that notwithstanding the foregoing, (i) the

Borrower shall not be required to prepay the Term Loans pursuant to this paragraph (b) in excess of the amount such that the Total Senior Secured Leverage Ratio immediately after such prepayment would be equal to or less than the Total Senior Secured Leverage Ratio immediately prior to effecting such Asset Sale (the amount of Net Cash Proceeds not required to prepay the Term Loans as a result of this provision is herein referred to as “Excess Sale Proceeds”), (ii) during any fiscal year, the Borrower shall not be permitted to deliver a Reinvestment Notice in respect of such Net Cash Proceeds to the extent that after giving effect to such Asset Sale or Recovery Event, such Net Cash Proceeds, together with all other Net Cash Proceeds of all such Asset Sales and Recovery Events received in such fiscal year, would exceed 5% of Consolidated Total Assets, (iii) on each Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and (iv) on the date (the “Trigger Date”) that is one year after any such Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date.

(c) Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2008, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (i) the Excess Cash Flow Percentage of such Excess Cash Flow minus (ii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanied by permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, in each case other than to the extent any such prepayment is funded with the proceeds of new long-term Indebtedness, toward the prepayment of the Term Loans as set forth in Section 2.12(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the date on which the financial statements referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Administrative Agent. Notwithstanding the foregoing, all mandatory prepayments pursuant to this Section 2.12(c) shall be limited to the extent that the Borrower reasonably determines that such mandatory prepayments would result in adverse tax consequences related to the repatriation of funds in connection therewith by Foreign Subsidiaries of the Borrower; provided that any amount so excluded from any such mandatory prepayment pursuant to the operation of this sentence shall not increase the Available Amount pursuant to clause (a)(i) of the definition thereof.

(d) Amounts to be applied in connection with prepayments pursuant to Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full. The application of any prepayment pursuant to Section 2.12 shall be made, first, to Base Rate Loans and, second, to LIBO Rate Loans. Each prepayment of the Term Loans under Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) Notwithstanding anything to the contrary in Section 2.12(d) or 2.18, with respect to the amount of any mandatory prepayment described in Section 2.12(a) through (c) above (which, for the avoidance of doubt, includes prepayments of any New Term Loans) (such amounts, the “Prepayment Amount”), at any time when Term Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Term Loans as provided in paragraph (d) above, on the date specified in Section 2.12 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Lender (which, for the avoidance of doubt, includes any Lender holding a New Term Loan) a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Term Lender a Prepayment Option Notice, which shall be in the form of Exhibit J (or such other form approved by the Administrative Agent), and shall include an offer by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is ten

Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Term Loans. On the Mandatory Prepayment Date, the Borrower shall pay to the relevant Term Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Lenders have accepted (it being understood that any Lender’s failure to object prior to the relevant Mandatory Prepayment Date shall be deemed as an acceptance by such Lender of the offer to prepay contained in such Prepayment Option Notice and the amount to be prepaid in respect of Term Loans held by such Lender) prepayment as described above; provided that, following such offer and application, any amount remaining unapplied shall be returned to the Borrower.

2.13 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert LIBO Rate Loans made to the Borrower to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the second Business Day preceding the proposed conversion date; provided that if any LIBO Rate Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. The Borrower may elect from time to time to convert Base Rate Loans made to the Borrower to LIBO Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the second Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan under a particular Facility may be converted into a LIBO Rate Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any LIBO Rate Loan may be continued as such by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 1:00 P.M., New York City time, on the second Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any LIBO Rate Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and; provided, further, that no LIBO Rate Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations and; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14 Minimum Amounts and Maximum Number of LIBO Rate Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of LIBO Rate Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the LIBO Rate Loans comprising each LIBO Rate Tranche shall be equal to a minimum of $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than fifteen LIBO Rate Tranches shall be outstanding at any one time.

2.15 Interest Rates and Payment Dates. (a) Each LIBO Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBO Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall automatically bear interest at a rate per annum equal to in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation, any principal amount of Reimbursement Obligation, any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, at the request of the Administrative Agent or Required Lenders, bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2% and in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a LIBO Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the LIBO Rate Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a) and Section 2.15(b).

2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period for any LIBO Rate Loan:

(a) the Administrative Agent shall have determined (which determination shall be presumptively correct absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that by reason of any changes arising after the date of this Agreement the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any LIBO Rate Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to LIBO Rate Loans shall be continued as Base Rate Loans and (z) any outstanding LIBO Rate Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), no further LIBO Rate Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to LIBO Rate Loans.

2.18 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders. Each payment (including prepayments, except as set forth in Section 2.12(e)) in respect of principal or interest in respect of the Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders, pro rata according to the respective amounts then due and owing to such Lenders.

(b) Each optional prepayment of the Term Loans shall be applied to the remaining installments thereof as specified by the Borrower. Each mandatory prepayment on account of principal of and interest on the Term Loans pursuant to Section 2.12 shall be applied as directed by the Borrower. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including prepayments) to be made by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBO Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a LIBO Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within two Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any defaulting Lender.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) Each obligation of the Loan Parties under the Loan Documents related to any Loans or Letter of Credit shall be paid in Dollars. All commitment fees payable pursuant to Section 2.9 shall be calculated and payable in Dollars.

2.19 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBO Rate hereunder; or

(ii) shall impose on such Lender any other condition not otherwise contemplated hereunder;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining LIBO

Rate Loans or issuing or participating in Letters of Credit (in each case hereunder), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, in Dollars, within ten Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Obligations.

2.20 Taxes. (a) Except as otherwise provided in this Agreement, all payments made by the Borrower under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income taxes, levies, imposts, duties, charges, fees, deductions, withholdings or Other Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes, net profits and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable by the Borrower to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after deduction or withholding of all Non-Excluded Taxes and

Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f), as applicable, of this Section or (ii) that are United States withholding taxes imposed on amounts payable under any Loan Document to such Lender at the time such Lender becomes a Lender, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Non-Excluded Taxes and Other Taxes on or with respect to any payment by or on account of any Obligation of Borrower hereunder (including any Non-Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.20) paid by such Lender, such Issuer or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor which shows in reasonable detail the basis and amount of such Non-Excluded Taxes or Other Taxes.

(d) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender.

(e) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two accurate and complete copies of IRS Form W-8ECI or W-8BEN, or, (ii) in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and two accurate and complete copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-US Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender. Notwithstanding any other provision of this paragraph, a Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver.

(f) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form. Such forms shall be delivered by each US Lender on or before the date it becomes a party to this

Agreement. In addition, each US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender.

(g) If the Administrative Agent or any Lender determines, in its sole good faith discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person or to file for any refund. The agreements in this Section shall survive the termination of this Agreement and the payment of the Obligations.

2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the loss of Applicable Margin) that such Lender may actually sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBO Rate Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from LIBO Rate Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of LIBO Rate Loans on a day that is not the last day of an Interest Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the date hereof, shall make it unlawful for any Lender to make or maintain LIBO Rate Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof (a “Rate Determination Notice”) to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make LIBO Rate Loans, continue LIBO Rate Loans as such and convert Base Rate Loans to LIBO Rate Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as LIBO Rate Loans shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBO Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage and; provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20 or 2.22.

2.24 Replacement of Lenders. The Borrower shall be permitted to replace with a financial institution or financial institutions, fund or any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (b) defaults in its obligation to make Loans hereunder, or (c) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution or financial institutions shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any LIBO Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution or financial institutions, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(B), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6, (vi) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (vii) if applicable, the replacement financial institution or financial institutions shall consent to such amendment or waiver and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.25 Incremental Loans. (a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan or revolving commitments (the “New Loan Commitments”) hereunder, in an aggregate amount for all such New Loan Commitments not in excess of $400,000,000 plus the amount that could be incurred while at the same time remaining in compliance with the Senior Incurrence Test. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent; provided that any Lender offered or approached to provide all or a portion of any New Loan Commitments may elect or decline, in its sole discretion, to provide such New Loan Commitment; provided that, at the request of the Borrower, the Joint Lead Arrangers (in consultation with the Borrower), will use their commercially reasonable efforts to obtain financial institutions (reasonably satisfactory to the Borrower) to provide a commitment to the extent necessary to satisfy the Borrower’s request for New Loans subject to prevailing market conditions and payment of customary fees. Such New Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments and to the making of any tranche of New Loans pursuant thereto and after giving effect to any Permitted Acquisition consummated in accordance therewith; (2) the proceeds of any New Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions); (3) the New Loans shall share ratably in the Collateral; (4) the New Loans that are term loans (“New Term Loans”) shall share ratably in any mandatory prepayments of the existing Term Loans; (5) in the case of any New Term Loans, the maturity date thereof shall not be earlier than the Term Maturity Date and the weighted average life to maturity shall be equal to or greater than the weighted average life to maturity of the Term Loans that are not New Loans;

(6) in the case of any New Loans that are revolving loans (“New Revolving Loans”) the maturity date thereof shall be the Revolving Termination Date and such New Revolving Loans shall not require any scheduled commitment reductions prior to the Revolving Termination Date; (7) the New Revolving Loans shall share ratably in any mandatory prepayments of the existing Revolving Loans; (8) all terms and documentation with respect to any New Loans which differ from those with respect to the Loans under the applicable Facility shall be reasonably satisfactory to the Administrative Agent; (9) such New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and one or more New Lenders; and (10) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction, including any supplements or amendments to the Security Documents providing for such New Loans to be secured thereby. Any New Loans made on an Increased Amount Date that have terms and provisions that differ from those of the Term Loans or Revolving Loans, as applicable, outstanding on the date on which such New Loans are made shall be designated as a separate tranche (a “Tranche”) of Term Loans or Revolving Loans, as applicable, for all purposes of this Agreement.

(b) On any Increased Amount Date on which any New Loan Commitments become effective, subject to the foregoing terms and conditions, each lender with a New Loan Commitment (each, a “New Lender”) shall become a Lender hereunder with respect to such New Loan Commitment.

(c) The terms and provisions of the New Loan Commitments of any Tranche shall be, except as otherwise set forth in the relevant Joinder Agreement, identical to those of the applicable Loans and for purposes of this Agreement, any New Loans or New Loan Commitments shall be deemed to be Term Loans, Revolving Loans or Revolving Commitments, as applicable. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.25.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower or, provided that the Borrower is a co-obligor, any Guarantor on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is three Business Days prior to the Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event without the consent of the applicable Issuing Lender shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Lenders, notice of the issuance of each Letter of Credit issued by it (including the amount thereof).

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on each outstanding Letter of Credit requested by it, at a per annum rate equal to the Applicable Margin then in effect with respect to LIBO Rate Loans under the Revolving Facility (minus the fronting fee referred to below), on the face amount of such Letter of Credit, which fee shall be shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee on the aggregate face amount of all outstanding Letters of Credit issued by it to the Borrower of 0.125% per annum, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower.

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant as of the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section shall be presumptively correct in the absence of manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a) such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender on the Business Day following the date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit issued by such Issuing Lender at the Borrower’s request and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at a rate equal to (i) until the second Business Day next succeeding the date of the relevant notice, the rate applicable to Base Rate Loans under the Revolving Facility and (ii) thereafter, the rate set forth in Section 2.15(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swingline Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 2.5 (or, if applicable, Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations

under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of such Issuing Lender, except for errors or omissions resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions resulting from the gross negligence or willful misconduct of such Issuing Lender or its employees or agents. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants (as to itself, Holdings and each of its Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date (immediately after giving effect to the Acquisition Transactions) and on the date of each borrowing of Loans or issuance of a Letter of Credit hereunder that:

4.1 Financial Condition. The audited combined balance sheet of the Allison Transmission Division as at December 31, 2004, December 31, 2005 and December 31, 2006, and the related combined statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly in all material respects the financial condition of the Allison Transmission Division as at such date, and the results of its operations and its cash flows for the respective fiscal years then ended. The unaudited combined balance sheet of the Allison Transmission Division as at March 31, 2007, and the related unaudited combined statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Allison Transmission Division as at such date, and the combined results of its operations and its combined cash flows for the three-month period then ended (subject to absence of footnotes and normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto and normal year end adjustments, have been prepared in accordance with GAAP (except, as otherwise noted therein and, in the case of such unaudited financial statements, subject to the absence of footnotes).

The pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2007, has been prepared in good faith based on assumptions that are believed by the Borrower to be reasonable at the time made (it being understood that such assumptions are based on good faith estimates with respect to certain items and that the actual amounts of such items on the Closing Date is subject to variation)), (ii) accurately reflects all adjustments necessary to give effect to the Transactions and (iii) presents fairly, in all material respects, the pro forma financial position of the Borrower and its Subsidiaries as of March 31, 2007, as if the Transactions had occurred on such date; provided that such pro forma balance sheet has been prepared without giving effect to purchase accounting or similar adjustments.

4.2 No Change. (a) As of the Closing Date, there has been no event, circumstance, development, change or effect since December 31, 2006 that has had a Closing Date Material Adverse Effect.

(b) At any time after the Closing Date as of which this representation and warranty is made or deemed made, there has been no event, development or circumstance since December 31, 2006 that has had or will have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of the Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiaries) (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. (a) Each Loan Party has the corporate power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.

(b) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.17.

(c) Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of the Loan Parties, (b) except as would not have a Material Adverse Effect, violate any Requirement of Law or any Contractual Obligation of Holdings, the Borrower or any of its Restricted Subsidiaries or (c) except as would not have a Material Adverse Effect, result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).

4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, likely to be commenced within a reasonable time period against the Borrower or any of its Restricted Subsidiaries or against any of their Properties or revenues which, taken as a whole, (a) as of the Closing Date, involve any Loan Document or (b) would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Except as set forth in Schedule 4.8, each of the Borrower and its Restricted Subsidiaries has good title or title in fee simple, as applicable, to all its Property (other than Intellectual Property and Real Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents.

4.9 Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority and neither the Borrower nor any of its Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would limit, cancel or question the validity of the Borrower’s or any Restricted Subsidiary’s rights in, any Intellectual Property in any respect that would reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, no claim has been asserted or threatened or is pending by any Person challenging or questioning the use by the Borrower or its Restricted Subsidiaries of any Intellectual Property or the validity or effectiveness of any Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. The Borrower and its Restricted Subsidiaries (i) filed or caused to be filed all federal, state, provincial and other tax returns that are required to be filed and (ii) paid all taxes shown to be due and payable on said returns and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Borrower or such Restricted Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or its Restricted Subsidiaries that, if made, could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12 ERISA. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; none of Holdings, the Borrower or any of its Restricted Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; none of Holdings, the Borrower or any of its Restricted Subsidiaries would become subject to any liability under ERISA if the Borrower or such Restricted Subsidiary were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and no Multiemployer Plan is in Reorganization or Insolvent nor has the PBGC or Holdings or any Commonly Controlled Entity or any Multiemployer Plan instituted proceedings or taken any other action during the five year period prior to the date on which this representation is made with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan.

(b) Holdings, the Borrower and its Restricted Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than Holdings, the Borrower and its Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to pay money.

4.13 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.14 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.14 constitute all the Subsidiaries of the Borrower at the date of this Agreement (and after giving effect to the Acquisition Transactions). Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary, an Immaterial Subsidiary and/or an Unrestricted Subsidiary.

(b) As of the Closing Date (and after giving effect to the Acquisition Transactions), except as set forth on Schedule 4.14 or as otherwise contemplated by the Acquisition Agreement, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any of its Restricted Subsidiaries.

4.15 Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, none of the Borrower or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any Environmental Liability.

4.16 Accuracy of Information, etc. No statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.17 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (including any proceeds of any item of Collateral); provided, that for purposes of this Section 4.17(a), Collateral shall be deemed to exclude any Deposit Accounts (as defined in the Guarantee and Collateral Agreement). In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Administrative Agent and (ii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.17 (which financing statements have been duly completed and executed (as applicable) and delivered to the Administrative Agent) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement are made, the Collateral Agent shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements and the filings specified on Schedule 3 to the Guarantee and Collateral Agreement, and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations, in each case prior and superior in right to any other Person (except (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3, (ii) in the case of Collateral consisting of Pledged Shares, Liens permitted by Section 7.3(g) to the extent securing Indebtedness expressly permitted by Section 7.2(u) and (iii) Liens having priority by operation of law) to the extent required by the Guarantee and Collateral Agreement.

(b) Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Sections 6.8(b) and 6.11, such Mortgage shall be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage).

4.18 Solvency. The Borrower is (on a consolidated basis), and after giving effect to the Transactions will be, Solvent.

4.19 Labor Matters. (a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Borrower or any of its Restricted Subsidiaries, other than those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) There are no unfair labor practices, charges, grievances, complaints or arbitrations pending, or, to the Borrower’s knowledge, threatened, against or involving Holdings, the Borrower or any of their Subsidiaries, other than those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.19, as of the Closing Date, there is no material labor or collective bargaining agreement covering any employee of Holdings, the Borrower or any of their Subsidiaries.

4.20 Real Property. (a) Schedule 4.20A sets forth a complete list of all material real property owned by the Borrower or any Restricted Subsidiary as of the Closing Date (each, an “Owned Property”), and Schedule 4.20B sets forth a complete list of all material leases of real property under which the Borrower or a Restricted Subsidiary is the lessee (the “Leases” and, together with the Owned Property, the “Real Property”).

(b) Except as disclosed in Schedule 4.20A, the Borrower and/or its Restricted Subsidiaries have good and valid fee simple title to all Owned Properties, free and clear of all Liens, other than Liens permitted in Section 7.3 except, in each case, as could reasonably be expected to have a Material Adverse Effect.

(c) Except as disclosed in Schedule 4.20B, the Borrower and/or a Restricted Subsidiaries has valid leasehold interests in and to the properties pursuant to the Leases free and clear of all Liens (on such leasehold interests) except Liens permitted in Section 7.3 except, in each case, as could reasonably be expected to have a Material Adverse Effect.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Collateral Agent, Holdings, the Borrower, the Joint Lead Arrangers, Citicorp North America, Inc. (in its capacity as a Lender), Lehman Commercial Paper Inc. (in its capacity as a Lender), Merrill Lynch Capital Corporation (in its capacity as a Lender) and Sumitomo Mitsui Banking Corporation (in its capacity as a Lender) and (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower, Holdings and each Subsidiary Guarantor.

(b) Senior Interim Loan Facility. The Administrative Agent shall have received evidence that the Senior Interim Loan Agreement executed and delivered by all Persons stated to be a party thereto.

(c) Transaction, etc. The following transactions shall be consummated:

(i) Acquisition. The Acquisition Transactions shall be consummated concurrently with the initial funding of the Loans on the Closing Date (A) in accordance with the Acquisition Agreement and the related disclosure schedules and exhibits thereto, without waiver or amendment thereof (other than any such waivers or amendments (including, without limitation, with respect to any representations and warranties in the Acquisition Agreement) as are not materially adverse to Lenders as of the Closing Date or the Joint Lead Arrangers) unless consented to by each Joint Lead Arranger (which consent shall not be unreasonably withheld or delayed) or (B) on such other terms and conditions as are reasonably satisfactory to each Joint Lead Arranger.

(ii) Equity Financing. The Permitted Investors shall have made equity contributions to, or purchased for cash equity of, Holdings in an aggregate amount that constitutes not less than 20% of the Borrower’s pro forma consolidated capitalization (after giving effect to the Transactions), and Holdings shall have contributed in cash such amount as a common equity contribution to the Borrower and the Borrower shall have used such equity contribution to consummate the Acquisition Transactions.

(iii) Senior Interim Loan Facility. The Senior Interim Loans shall have been issued resulting in gross proceeds to the Borrower of $1,100,000,000.

(d) Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by the chief financial officer on behalf of the Borrower, substantially in the form of Exhibit G hereto.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the

Loan Party, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date.

(f) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(g) Legal Opinions. The Administrative Agent shall have received an executed legal opinion of Latham & Watkins LLP, counsel to the Loan Parties, substantially in the form of Exhibit E.

(h) Pledged Stock; Stock Powers. The Administrative Agent shall have received the certificates representing the shares of Capital Stock held by a Loan Party pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(i) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties, a perfected first priority Lien on the Collateral described therein with the priority provided for in the Security Documents, shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(j) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5(c).

(k) Financial Statements; Pro Forma Financial Statements. Each Joint Lead Arranger shall have received (i) at least 20 days prior to the Closing Date, audited financial statements of Allison Transmission Division for each of the fiscal years ending December 31, 2004, 2005 and 2006, (ii) interim unaudited financial statements of Allison Transmission Division for each quarter period ended after December 31, 2006 and at least 60 days prior to the Closing Date and (iii) the unaudited pro forma consolidated financial statements dated as of March 31, 2007 of the Borrower and its consolidated Subsidiaries (the “Pro Forma Financial Statements”) giving effect (as if such events had occurred on such date) to (A) the Transactions, including the Loans to be made on the Closing Date and the use of the proceeds thereof and (B) the payment of fees and expenses in connection with the foregoing.

(l) USA Patriot Act. The Lenders shall have received from each of the Loan Parties documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

(m) Specified Representations. The Specified Representations shall be true and correct.

(n) Certain Limitations. Notwithstanding anything in any Loan Document to the contrary, (i) other than with respect to any Closing Date UCC Filing Collateral or Closing Date Stock Certificates, to the extent any guarantee or collateral is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the delivery of such guarantee and/or collateral shall not constitute a condition precedent to the availability of the Loans on the Closing Date, (ii) with respect to perfection of security interests in the Closing Date

UCC Filing Collateral, the Borrower’s sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Administrative Agent or to irrevocably authorize or cause the applicable Guarantor to irrevocably authorize the Administrative Agent to file necessary UCC financing statements and (iii) with respect to perfection of security interests in Closing Date Stock Certificates, the Borrower’s sole obligation shall be to deliver to the Administrative Agent (x) the Stock Certificates of the Borrower duly endorsed in blank and (y) such other Closing Date Stock Certificates as and to the extent they are delivered to the Borrower by the Sellers pursuant to the Acquisition Agreement duly endorsed in blank.

(o) Fees. The Administrative Agent shall have received all fees and expenses required to be paid by the Borrower, and for which invoices have been presented (including the fees and expenses of legal counsel).

5.2 Conditions to Each Revolving Loan Extension of Credit After Closing Date. The agreement of each Lender to make any Loan or to issue or participate in any Letter of Credit hereunder on any date after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder on any date after the Closing Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower (on behalf of itself and each of the Restricted Subsidiaries) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been cash collateralized or backstopped on terms reasonably acceptable to the applicable Issuing Bank) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements or Cash Management Obligations), the Borrower shall, and shall cause each of the Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on Intralinks™):

(a) within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2007, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without qualification arising out of the scope of the audit or any other material qualification, by

Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b) commencing with the first fiscal quarter ending after the Closing Date, as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (other than the first fiscal quarter following the Closing Date which may be delivered within 90 days after the end of such quarter) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, commencing with the fiscal quarter ending March 31, 2008, certified by a Responsible Officer on behalf of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the lack of notes);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of footnotes).

Documents required to be delivered pursuant to this Section 6.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (g), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants in customary form reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a Compliance Certificate of a Responsible Officer on behalf of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) to the extent not previously disclosed to the Administrative Agent, a description of any new Subsidiary and of any change in the jurisdiction of organization of any other Loan Party and a listing of any material Intellectual Property filings by any Borrower and Subsidiary Guarantors since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the Closing Date);

(c) as soon as available, but in any event not later than 45 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending on December 31, 2007), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Annual Operating Budget”));

(d) promptly after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities (except for Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2;

(e) promptly upon delivery thereof to the Borrower and to the extent permitted, copies of any accountants’ letters addressed to its Board of Directors (or any committee thereof); and

(f) promptly upon receipt thereof, notice of any default or event of default under the Senior Interim Loan Facility and, prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Interim Loan Facility;

(g) promptly, such additional financial and other information as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be or (b) to the extent that failure to pay, discharge or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law, including but not limited to Environmental Laws, except to the extent that failure to comply therewith would not reasonably be excepted to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Maintain insurance with financially sound and reputable insurance companies on all its material Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as insured party or loss payee.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material financial dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and during normal business hours (provided that such visits shall be coordinated by the Administrative Agent, and such visits shall be limited to no more than one such visit per calendar year, in each case, except during the continuance of an Event of Default), (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers and employees of the Borrower and its Restricted Subsidiaries and (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with its independent certified public accountants; provided that a Responsible Officer of the Borrower shall be present during such discussion and any such discussions with the Borrower’s independent certified public accountants shall be coordinated by the Administrative Agent, and such visits shall be at the Lender’s expense and shall be limited to no more than one such visit per calendar year, in each case, except during the continuance of an Event of Default.

6.7 Notices. Promptly upon a Responsible Officer of the Borrower or any Subsidiary Guarantor obtaining knowledge thereof, give notice to the Administrative Agent (who shall promptly notify each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect;

(c) the following events, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the Borrower or any Subsidiary Guarantor knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or (iii) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of the Borrower or any of its Restricted Subsidiaries to pay money;

(d) any development or event that has had or would reasonably be expected to have a Material Adverse Effect;

(e) the acquisition of any Property after the Closing Date in which the Collateral Agent does not already have a perfected security interest and in which a security interest is required to be created or perfected pursuant to Section 6.8; and

(f) (i) the occurrence of any material labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, work stoppages, slowdowns, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (ii) the incurrence of any material Worker Adjustment and Retraining Notification Act or related liability with respect to the closing of any plant or other facility of any such Person.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

6.8 Additional Collateral, etc. (a) With respect to any Property (other than Property to the extent expressly excluded from the Collateral pursuant to the Security Documents) located in the United States having a value, individually or in the aggregate of at least $10,000,000 acquired after the Closing Date by the Borrower and any Subsidiary Guarantor (other than (x) any interests in real property and any Property described in paragraph (c) or paragraph (d) of this Section, (y) any Property subject to a Lien expressly permitted by Section 7.3(g), 7.3(k) or 7.3(aa) and (z) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Administrative Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (i) give notice of such Property to the Administrative Agent and execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably requests to grant to the Administrative Agent for the benefit of the Secured Parties a security interest in such Property and (ii) take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents) in such Property (with respect to Property of a type owned by the Borrower or a Subsidiary Guarantor as of the Closing Date to the extent the Administrative Agent for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent. If any amount in excess of $10,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security, Security or Chattel Paper (or, if more than $10,000,000 in the aggregate payable under or in connection with the Collateral shall become evidenced by Instruments, Certificated Securities, Securities or Chattel Paper), such Instrument, Certificated Security, Security or Chattel Paper shall be promptly delivered to the Administrative Agent indorsed in a manner reasonably satisfactory to the Administrative Agent to be held as Collateral pursuant to this Agreement.

(b) With respect to any fee interest in any real property located in the United States having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by the Borrower or a Subsidiary Guarantor (other than any such real property subject to a Lien expressly permitted by Section 7.3(g), 7.3(k) or 7.3(aa)), (i) give notice of such acquisition to the Administrative Agent and, if requested by the Administrative Agent execute and deliver a first priority Mortgage (subject to Liens Permitted by Section 7.3) in favor of the Administrative Agent for the benefit of the Secured Parties, covering such real property (provided that no Mortgage nor survey shall be obtained if the Administrative Agent determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Administrative Agent (A) provide the Lenders with a lenders’

title insurance policy with extended coverage covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Administrative Agent, and (B) use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary by the Administrative Agent, in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) provide to the Administrative Agent evidence of flood hazard insurance if any portion of the improvements on the owned property is currently or at any time in the future identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and any amendment or successor act thereto) or otherwise being designated as a “special flood hazard area or part of a 100 year flood zone”, in an amount equal to 100% of the full replacement cost of the improvements; provided, however, that a portion of such flood hazard insurance may be obtained under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended and (iv) if requested by the Administrative Agent deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) Except as otherwise contemplated by Section 7.7(p), with respect to any new Domestic Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include (x) any previously non-wholly owned Domestic Subsidiary that becomes wholly owned and is a Material Subsidiary (and is not an Unrestricted Subsidiary) and (y) any Domestic Subsidiary that was previously an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary (and is not an Unrestricted Subsidiary) or a Restricted Subsidiary, as applicable) by the Borrower or any Restricted Subsidiary, promptly (i) give notice of such acquisition or creation to the Administrative Agent and, if requested by the Administrative Agent, execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) except to the extent they are the subject of a Lien securing Indebtedness permitted under Section 7.2(u), deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) if such new Subsidiary is a wholly owned Domestic Subsidiary (and is not an Unrestricted Subsidiary or an Immaterial Subsidiary), cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Administrative Agent, for the benefit of the Secured Parties, has a perfected first priority security interest in the same type of Collateral as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent. Notwithstanding the foregoing, if substantially all of the assets of any new Domestic Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) consist of stock of one or more Foreign Subsidiaries, such new Domestic Subsidiary will be treated as a Foreign Subsidiary subject to Section 6.8(d) hereof instead of this Section 6.8(c), and, for the avoidance of doubt, any first tier Foreign Subsidiaries owned directly by such Domestic Subsidiary shall be subject to Section 6.8(d) hereof.

(d) Except as otherwise contemplated by Section 7.7(p), with respect to any new first tier Foreign Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any first-tier Foreign Subsidiary that previously was an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary or a Restricted Subsidiary, as applicable) by the Borrower or any Restricted Subsidiary, promptly (i) give notice of such acquisition or creation to the Administrative Agent and, if requested by the Administrative Agent, execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents) in the Capital Stock of such new Subsidiary that is owned by such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any Foreign Subsidiary be required to be so pledged), and (ii) except to the extent they are the subject of a Lien securing Indebtedness permitted under Section 7.2(u), to the extent permitted by applicable law, deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, necessary to perfect or ensure appropriate priority the Lien of the Administrative Agent thereon.

(e) Notwithstanding anything in this Section 6.8 to the contrary, neither the Borrower nor any of its Restricted Subsidiaries shall be required to take any actions in order to perfect the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties under the laws of any jurisdiction outside the United States.

6.9 Further Assurances. Maintain the security interest created by the Security Documents as a perfected security interest (to the extent such security interest can be perfected through the filing of UCC-1 financing statements, the Intellectual Property filings to be made pursuant to Schedule 3 of the Guarantee and Collateral Agreement or the delivery of Pledged Securities required to be delivered under the Guarantee and Collateral Agreement), subject to the rights of the Borrower and the Subsidiary Guarantors to dispose of the Collateral. From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby. Notwithstanding anything in this Section 6.9 to the contrary, neither the Borrower nor any of its Restricted Subsidiaries shall be required to take any actions in order to perfect the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties under the laws of any jurisdiction outside the United States.

6.10 Use of Proceeds. Use the proceeds of the Term Loans to effect the Acquisition Transactions and to pay related fees, commissions and expenses. The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit shall be used to finance a portion of the Acquisition Transactions (including purchase price adjustments) and, after the Closing Date, to finance Permitted Acquisitions and Investments permitted hereunder and for other general corporate purposes of the Borrower and its Subsidiaries not prohibited by this Agreement.

6.11 Post-Closing Undertakings. Within the time period specified on Schedule 6.11 (or such later date to which the Administrative Agent consents), comply with the provisions set forth in Schedule 6.11.

6.12 Unrestricted Subsidiaries. Within 15 Business Days of designation of any Subsidiary as an unrestricted Subsidiary, provide the Administrative Agent with (a) a copy of the resolution of the board of directors of the Borrower or any committee thereof giving effect to such designation of a Subsidiary as an Unrestricted Subsidiary and (b) a certificate signed by a Responsible Officer certifying that such designation complied with the provisions contained in the definition of “Unrestricted Subsidiary” in Section 1.1.

SECTION 7. NEGATIVE COVENANTS

The Borrower (on behalf of itself, each of the Restricted Subsidiaries and Holdings, as applicable) hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been (i) cash collateralized or (ii) backstopped on terms reasonably acceptable to the applicable Issuing Bank) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than (i) contingent or indemnification obligations not then due and (ii) obligations in respect of Specified Hedge Agreements or Cash Management Obligations), the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to:

7.1 Total Senior Secured Leverage Ratio.

(a) Permit the Total Senior Secured Leverage Ratio of the Borrower as at the last day of any period of four consecutive fiscal quarters of the Borrower ending on any of the dates set forth below to exceed the ratio set forth below opposite such date:

Period:	Total Senior Secured Leverage Ratio:
December 31, 2007	8.00 : 1.00
March 31, 2008	8.25 : 1.00
June 30, 2008	8.25 : 1.00
October 31, 2008	8.25 : 1.00
December 31, 2008	7.75 : 1.00
March 31, 2009	7.75 : 1.00
June 30, 2009	7.50 : 1.00
October 31, 2009	7.25 : 1.00
December 31, 2009	7.00 : 1.00
March 31, 2010	6.75 : 1.00
June 30, 2010	6.50 : 1.00
October 31, 2010	6.25 : 1.00
December 31, 2010	6.00 : 1.00
March 31, 2011	6.00 : 1.00
June 30, 2011	5.75 : 1.00
October 31, 2011	5.75 : 1.00
December 31, 2011 and thereafter	5.50 : 1.00

Notwithstanding the foregoing, if on the last day of any fiscal quarter set forth above the Total Senior Secured Leverage Ratio exceeds the applicable ratio set forth above by not more than 0.50:1.00 (after giving effect to the application of any Specified Equity Contribution for such fiscal quarter, if applicable), the Borrower may elect by written notice to the Administrative Agent to be delivered any time on or after the first day and prior to the day that is ten Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 6.1 to increase the Applicable Margin by 0.25% for the next fiscal quarter (retroactive to the first day of such fiscal quarter) and upon such election the Borrower shall be deemed to be in compliance with this Section 7.1(a) (the “Rate-Based Cure”); provided that the Rate-Based Cure shall only be available for any four separate fiscal quarter periods (but no more than two consecutive fiscal quarter periods) during the term of the Facilities. The Rate-Based Cure shall be separate and apart from a Specified Equity Contribution made pursuant to clause (b) below and both may be applied in the same fiscal quarter.

(b) For purposes of determining compliance with the financial covenant set forth in clause (a) above only (and not any other provision of this Agreement, including any such other provision that utilizes a calculation of Consolidated EBITDA), (i) any cash common equity contribution or (ii) any other equity contribution on terms reasonably acceptable to the Administrative Agent (that does not constitute Disqualified Capital Stock), in each case made by Holdings or any Parent Company to the Borrower, on or after the first day of any fiscal quarter and prior to the day that is 15 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 6.1 (it being understood that each such contribution shall be credited with respect to only one fiscal quarter; provided that such credit shall be effective as to such fiscal quarter for all periods in which such fiscal quarter is included) will, at the request of the Borrower, be deemed to increase, dollar for dollar, Consolidated EBITDA for such fiscal quarter for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided further that (i) in each four fiscal quarter period there shall be a period of at least two fiscal quarters in which no Specified Equity Contribution is made, (ii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant set forth in clause (a) above and (iii) all Specified Equity Contributions shall be disregarded for purposes of determining any other calculations or amounts with respect to any other provisions contained in this Agreement.

7.2 Indebtedness. Create, issue, incur, assume, or permit to exist any Indebtedness, except:

(a) Indebtedness of the Borrower and any Restricted Subsidiary pursuant to any Loan Document or Hedge Agreement or in respect of any Cash Management Obligations;

(b) Indebtedness (i) of the Borrower to any of its Restricted Subsidiaries or of any Subsidiary Guarantor to the Borrower or any Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Obligations pursuant to the Guarantee and Collateral Agreement or otherwise, (ii) of any Non-Guarantor Subsidiary that is a Domestic Subsidiary to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary and (iii) of any Non-Guarantor Subsidiary that is a Foreign Subsidiary to any other Non-Guarantor Subsidiary that is a Foreign Subsidiary;

(c) Indebtedness (including, without limitation, Indebtedness incurred in connection with sale-leaseback transactions and Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed the greater of (A) $100,000,000 and (B) 15% of Consolidated EBITDA as of the end of the four fiscal quarter period most recently ended immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 6.1 at any one time outstanding;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Refinancings thereof;

(e) Guarantee Obligations (i) by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor not prohibited by this Agreement to be incurred, (ii) by any Non-Guarantor Subsidiary of obligations of any Non-Guarantor Subsidiary that is a Domestic Subsidiary and (iii) by any Non-Guarantor Subsidiary that is a Foreign Subsidiary of obligations of any other Non-Guarantor Subsidiary that is a Foreign Subsidiary;

(f) Indebtedness of Foreign Subsidiaries of the Borrower and Indebtedness of Non-Guarantor Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements and similar extensions of credit in the ordinary course of business in an aggregate principal amount outstanding pursuant to this clause (f), including any Permitted Refinancings thereof , not to exceed the greater of (A) $125,000,000 and (B) 20% of Consolidated EBITDA as of the end of the four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.1 most recently ended prior to the date of such incurrence (or, in each case, the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency);

(g) Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(h) (i) Indebtedness of any Permitted Joint Venture or Non-Guarantor Subsidiary to any Loan Party and (ii) Guarantee Obligations of the Borrower or any Subsidiary Guarantor of Indebtedness for Borrowed Money of any Permitted Joint Ventures or Non-Guarantor Subsidiaries, to the extent such Indebtedness and Guaranty Obligations are permitted as Investments by Section 7.7(h);

(i) Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting or other similar arrangements and other contingent obligations in respect of acquisitions or Investments permitted by Section 7.7 (both before or after any liability associated therewith becomes fixed);

(j) (i) Indebtedness of the Borrower in respect of the Senior Interim Loan Agreement or the Senior Notes in an aggregate principal amount not to exceed $1,100,000,000 plus any capitalized interest, accrued interest, fees, discounts, premiums and expenses, in each case, in respect thereof and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, interest, fees, discounts, premiums and expenses; provided, in each case, that in the case of any guarantee of Indebtedness in respect of the Senior Interim Loan Agreement by any Restricted Subsidiary that is not a Subsidiary Guarantor, such Restricted Subsidiary becomes a Subsidiary Guarantor under this Agreement at or prior to the time of such guarantee;

(k) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed $125,000,000 at any one time outstanding;

(l) [Intentionally Omitted];

(m) Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

(n) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(o) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p) Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6; provided that such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(q) [Intentionally Omitted];

(r) Indebtedness of the Borrower or any Subsidiary Guarantor as an account party in respect of trade letters of credit issued in the ordinary course of business;

(s) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(t) Guarantee Obligations made in the ordinary course of business; provided that such Guarantees are not of Indebtedness for Borrowed Money and such Guarantee Obligations would not otherwise in the aggregate reasonably be expected to have a Material Adverse Effect;

(u) Indebtedness (i) of any Person that becomes a Restricted Subsidiary after the Closing Date as part of an acquisition, merger or consolidation or amalgamation or other Investment not prohibited hereunder (a “New Subsidiary”), which Indebtedness exists at the time of such acquisition, merger or consolidation, amalgamation or Investments and Permitted Refinancings thereof; provided further that (A) such acquired Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such acquired

Indebtedness refinanced other Indebtedness to facilitate such Person becoming a Restricted Subsidiary) and (B) neither the Borrower nor any Restricted Subsidiary (other than the applicable New Subsidiary) shall provide any security or guarantee therefor and (ii) incurred to finance any acquisition or other Investment permitted under Section 7.7, in an aggregate amount for all such Indebtedness incurred pursuant to clauses (i) and (ii) above not to exceed $120,000,000 at any one time outstanding

(v) [Intentionally Omitted];

(w) (i) other secured Indebtedness, so long as after giving effect to the incurrence of such secured Indebtedness (as if such Indebtedness had been incurred on the first day of the most recently completed period of four consecutive fiscal quarters of the Borrower ending on or prior to such date), the Total Senior Secured Leverage Ratio would be less than or equal to 4.00:1.00 and (ii) other Indebtedness so long as after giving effect to the incurrence of such Indebtedness (as if such Indebtedness had been incurred on the first day of the most recently completed period of four consecutive fiscal quarters of the Borrower ending on or prior to such date), the Total Leverage Ratio would be less than or equal to 5.5:1.00; provided that, in each case, (A) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom and (B) the terms of such Indebtedness (x) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the Term Maturity Date (or such later date that is the latest final maturity date of any incremental extension of credit hereunder) and (y) provide for covenants and events of default (A) that are, taken as a whole, customary for Indebtedness of a similar nature as such Indebtedness or (B) to which the Administrative Agent has not objected, after being afforded a period of ten Business Days to review the terms of such Indebtedness;

(x) receivables or factoring arrangements in the ordinary course of business;

(y) [Intentionally Omitted];

(z) (i) Indebtedness representing deferred compensation to employees of Holdings, the Borrower or any Restricted Subsidiary incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with the Acquisition Transactions and any Investment permitted hereunder;

(aa) Indebtedness of the Borrower or any Restricted Subsidiary to Holdings; provided that any repayments in respect thereto shall be deemed to be a Restricted Payment subject to compliance with the requirements of Section 7.6;

(bb) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (aa) above; and

(cc) Indebtedness consisting of the deferred purchase price of notes issued by Borrower or any Restricted Subsidiary to the officers, directors and employees of Holdings, Borrower or any Restricted Subsidiary, issued, in lieu of or combined with cash payments, in each case, to the extent permitted by Section 7.6(e), to purchase or redeem equity interests (or option or warrants or similar instruments) of Holdings, Borrower or any Restricted Subsidiary upon death, disability, termination of employment, termination or exercise of options by such Persons in accordance with equity plans or employment agreements.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits and other Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(f) Liens (i) in existence on the date hereof listed on Schedule 7.3(f) (or to the extent not listed on such Schedule 7.3(f), where the fair market value of the Property to which such Lien is attached is less than $5,000,000), (ii) securing Indebtedness permitted by Section 7.2(d) and (iii) created after the date hereof in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d); provided that no such Lien is spread to cover any additional Property of the Borrower or any Restricted Subsidiary after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.2(c), 7.2(f), 7.2(h), 7.2(o), 7.2(s), 7.2(u) and 7.2(w)(i); provided that (i) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(c), or to the extent incurred to finance Acquisitions or Investments permitted under Section 7.7 and permitted by Section 7.2(k) or (u)(ii), (x) other than with respect to sale-leasebacks, such Liens shall be created substantially concurrently with the acquisition of the assets financed by such Indebtedness, (y) such Liens do not at any time encumber any Property of the Borrower or any Restricted Subsidiary other than the Property financed by such Indebtedness and the proceeds thereof and (z) the principal amount of Indebtedness secured thereby is not increased, (ii) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(h)(i), such Liens do not at any time encumber any Property of the Borrower or any Restricted Subsidiary, (iii) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(s), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance, (iv) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(u)(i), such Liens exist at the time that the relevant Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (v) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(c), the aggregate principal amount of such Indebtedness so secured shall not exceed $150,000,000 at any one time outstanding minus the aggregate amount incurred pursuant to clause (aa) below;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased, and any financing statement filed in connection with any such lease;

(j) Liens arising from judgments in circumstances not constituting an Event of Default under Section 8(h);

(k) Liens on Property or assets in existence at the time acquired pursuant to an Investment permitted under Section 7.7(f), (i), (m) or (y) (and the proceeds thereof) and not created in connection with, or in contemplation thereof; provided that, in each case, any Indebtedness secured by such Liens is otherwise permitted by Section 7.2;

(l) [Intentionally Omitted];

(m) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business;

(o) Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(p) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;

(q) Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;

(r) licenses granted in the ordinary course of business to use Intellectual Property owned or developed by, or licensed to, the Borrower or any of its Restricted Subsidiaries;

(s) Liens upon specific items of inventory or other goods and proceeds of the Borrower or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(t) Liens on cash deposits securing any Hedge Agreement permitted hereunder;

(u) Any interest or title of a lessor under any lease or subleases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(v) Liens on cash or cash equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(w) [Intentionally Omitted];

(x) (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers and the Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) other Liens securing cash management obligations (that do not constitute Indebtedness) in the ordinary course of business;

(y) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(z) Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(aa) other Liens with respect to obligations of the Borrower or any Restricted Subsidiary, including Indebtedness incurred pursuant to Section 7.2(k), that do not exceed (A) $50,000,000 minus (B) any aggregate amount applied to pursuant 7.3(g)(b) in excess of $100,000,000, at any one time outstanding;

(bb) Liens on securities that are the subject of customary repurchase agreements constituting Cash Equivalents or Foreign Cash Equivalents; and

(cc) Liens to secure the Indebtedness of the Borrower and its Subsidiaries that is permitted to be incurred under Section 7.2(x) or to perfect the sale of receivables of the Borrower and its Restricted Subsidiaries that are subject to the related factoring programs.

7.4 Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) (i) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.8 in connection therewith);

(b) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Restricted Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets upon voluntary liquidation or otherwise to the Borrower or any Subsidiary Guarantor; provided that any such Dispositions by any Non-Guarantor Subsidiary to the Borrower or any Subsidiary Guarantor shall be for consideration not exceeding the fair market value of such assets or, to the extent such consideration exceeds the fair market value, the Excess Amount is permitted by Section 7.7(y);

(d) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e) Dispositions permitted by Section 7.5 may be consummated;

(f) any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation; and

(g) the transactions contemplated under the Transaction Documents may be consummated.

7.5 Dispositions of Property. Dispose of any of its owned Property (including, without limitation, receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) (i) the Disposition of surplus, obsolete or worn out property in the ordinary course of business, (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any intellectual property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined in the ordinary course of business by the management of the Borrower to be no longer useful or necessary in the operation of the Business;

(b) (i) the sale of inventory in the ordinary course of business, (ii) the cross-licensing or licensing of Intellectual Property, in the ordinary course of business and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind (other than as set forth in clause (ii)), to the extent that the Property received in such exchange is of a value equivalent to the value of the Property exchanged (provided that after giving effect to such exchange, the value of the Property of the Borrower or any Subsidiary Guarantor subject to Liens in favor of the Collateral Agent under the Security Documents is not materially reduced);

(c) Dispositions permitted by Section 7.4;

(d) the sale or issuance of (i) any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor; provided that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary is otherwise permitted by Section 7.7, (ii) the Capital Stock of any Foreign Subsidiary that is a Restricted Subsidiary to any other Foreign Subsidiary that is a Restricted Subsidiary and (iii) the Capital Stock of any Subsidiary that is an Unrestricted Subsidiary to any other Subsidiary that is an Unrestricted Subsidiary;

(e) the Disposition of other assets for fair market value; provided that (i) at least 75% of the consideration received by the Borrower or the applicable Restricted Subsidiary is in the form of cash or Cash Equivalents and (ii) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(f) Dispositions in connection with a Permitted Asset Swap; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 2.12(b);

(g) the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by the Borrower or its Restricted Subsidiaries;

(h) non-consensual Dispositions in connection with a Recovery Event; provided that the requirements of Section 2.12(b), to the extent applicable, with respect to such Recovery Event are complied with;

(i) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(j) the Disposition of Property (i) by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor, (ii) from a Non-Guarantor Subsidiary to (A) the Borrower or any Subsidiary Guarantor provided that any consideration received by any such Non-Guarantor Subsidiary is not in excess of fair market value or, to the extent such consideration exceeds fair market value, the Excess Amount is permitted by Section 7.7(y) or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary or (iii) by the Borrower or any Subsidiary Guarantor to a Non-Guarantor Subsidiary provided that any such transfers shall not be for consideration equal to less than the fair market value for such Properties, or if such consideration is for less than fair market value (such difference, the “Differential Amount”) such Differential Amount is permitted by Section 7.7(y); provided, further, that any sale or issuance of Capital Stock of an Unrestricted Subsidiary to the Borrower or a Subsidiary Guarantor is otherwise permitted by Section 7.7;

(k) the sale of Cash Equivalents and Foreign Cash Equivalents in the ordinary course of business;

(l) the factoring of receivables in the ordinary course of business;

(m) Dispositions of Investments in Permitted Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the Permitted Joint Venture parties set forth in joint venture arrangements or similar binding agreements; provided that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(n) the transfer for fair value of Property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided that such transfer is permitted under Section 7.7(h); and

(o) (i) Liens permitted by Section 7.3, (ii) Restricted Payments permitted by Section 7.6, (iii) Investments permitted by Section 7.7 and (iv) payments in Cash and Cash Equivalents permitted by Section 7.8.

7.6 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) (i) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor, (ii) Non-Guarantor Subsidiaries that are Domestic Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Domestic Subsidiaries that are Restricted Subsidiaries and (iii) Non-Guarantor Subsidiaries that are Foreign Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Restricted Subsidiaries;

(b) provided that (i) no Default or Event of Default is continuing or would result therefrom and (ii) the Total Senior Secured Leverage Ratio for the most recently ended period of four consecutive fiscal quarters of the Borrower shall not exceed 4.00:1.00 for such period immediately before and on a pro forma basis immediately after giving effect to such Restricted Payment, the Borrower may (x) make Restricted Payments in an aggregate amount not to exceed an amount equal to the Available Amount and (y) make Restricted Payments in an aggregate amount not to exceed the greater of (A) $100,000,000 and (B) 1.75% of Consolidated Total Assets as of the end of the four fiscal quarter period most recently ended immediately prior to the date of such Restricted Payment for which financial statements have been delivered pursuant to Section 6.1;

(c) the Borrower may make Restricted Payments to Holdings, to permit Holdings to pay (i) any taxes which are due and payable by Holdings or such Parent Company, the Borrower and the Restricted Subsidiaries as part of a consolidated group (or shareholders of Holdings, to the extent such taxes are attributable to Holdings, the Borrower and the Restricted Subsidiaries, but not greater than the amount that would be payable by the Borrower, on a consolidated basis, if the Borrower were the taxpayer), (ii) customary fees, salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, their current and former officers and employees and members of their board of directors, (iii) ordinary course corporate operating expenses and other fees and expenses required to maintain its corporate existence, (iv) fees and expenses to the extent permitted under clause (i) of the second sentence of Section 7.9 and (v) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by Holdings or such Parent Company to the extent that the proceeds thereof were intended to be used for the benefit of the Borrower and its Restricted Subsidiaries;

(d) the Borrower may make Restricted Payments in the form of common stock of the Borrower;

(e) the Borrower or any Subsidiary may make Restricted Payments to, directly or indirectly, purchase its Capital Stock from present or former officers, directors, consultants,

agents or employees (or their estates, family members or former spouses) of Holdings, the Borrower or any Subsidiary upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause (e) in any fiscal year of the Borrower shall not exceed the sum of (i) $20,000,000 (which shall increase to $30,000,000 subsequent to the consummation of a Holdings IPO) plus (ii) any proceeds received from key man life insurance policies, plus (iii) the amount of any bona fide cash bonuses otherwise payable to members of management, directors or consultants of Holdings, any Parent Company, the Borrower or its Restricted Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Capital Stock the fair market value of which is equal to or less than the amount of such cash bonuses; provided that any Restricted Payments permitted (but not made) pursuant to this clause (e) in the any prior fiscal year may be carried forward to any subsequent calendar year, subject to a maximum of $40,000,000 million in any calendar year (which shall increase to $60,000,000 subsequent to the consummation of a Holdings IPO); and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary by any member of management of Holdings, the Borrower or its Restricted Subsidiaries in connection with a repurchase of the Capital Stock of Holdings, the Borrower or its Restricted Subsidiaries will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;

(f) the Borrower and its Restricted Subsidiaries may make noncash repurchases of Capital Stock deemed to occur upon exercise of stock options or similar equity incentive awards if such Capital Stock represent a portion of the exercise price of such options or similar equity incentive awards;

(g) the Borrower and its Restricted Subsidiaries may make Restricted Payments to consummate the Transactions (including, any Restricted Payments contemplated by the Acquisition Agreement);

(h) the Borrower may make Restricted Payments to allow Holdings or any Parent Company to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person;

(i) provided that no Default or Event of Default is continuing or would result therefrom, after a Holdings IPO, the Borrower may make Restricted Payments to Holdings so that Holdings may make Restricted Payments to its equity holders in an aggregate amount not exceeding 6.0% per annum of the Net Cash Proceeds received by the Borrower from any Equity Issuance in connection with a public offering of Capital Stock of Holdings; provided that the Available Amount shall be reduced by a corresponding amount of any such Restricted Payments;

(j) payments to the Sponsors and any of their Affiliates (a) pursuant to the Services Agreement or (b) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments, in the case of this clause (b), are approved by a majority of the disinterested members of the Board of Directors of the Borrower in good faith; and

(k) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.4, 7.5, 7.7 and 7.9;

7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) (i) extensions of trade credit in the ordinary course of business and (ii) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(b) Investments in Cash Equivalents and Foreign Cash Equivalents and Investments that were Cash Equivalents or Foreign Cash Equivalents when made;

(c) (i) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.2 to the extent arising as a result of Indebtedness among Holdings, the Borrower or any Restricted Subsidiary and Guarantee Obligations permitted by Section 7.2 and payments made in respect of such Guarantee Obligations, (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2(b) or 7.2(h) and (iii) Guarantees by any Borrower or any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations of any Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(d) loans and advances to employees, consultants, officers, or directors of Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for Holdings, the Borrower and all Restricted Subsidiaries) not to exceed $15,000,000 (excluding (for purposes of such cap) travel and entertainment expenses, but including relocation expenses) at any one time outstanding;

(e) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or is a Domestic Subsidiary that becomes a Subsidiary Guarantor at the time of such Investment in accordance with Section 6.8;

(f) (i) Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a Subsidiary Guarantor or a part of the Borrower or any Subsidiary Guarantor or becomes (whether or not such Person is a wholly owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 6.8(c) and (ii) other Permitted Acquisitions in an aggregate purchase price (other than purchase price paid through the issuance of equity by Holdings with the proceeds thereof, including (x) whether or not any equity is issued, capital contributions (other than relating to Disqualified Capital Stock) and (y) equity issued to the seller) in an aggregate amount not to exceed, together with the aggregate amount of all Investments made pursuant to Section 7.7(h) (including Indebtedness incurred pursuant to Section 7.2(h)), the sum of (A) $200,000,000 plus (B) an amount equal to the Available Amount;

(g) loans by the Borrower and its Restricted Subsidiaries to the employees, officers or directors of Holdings, the Borrower or any of its Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such employees, officers or directors directly invest the proceeds of such loans in the Capital Stock of Holdings;

(h) Investments by the Borrower and its Restricted Subsidiaries in Permitted Joint Ventures and by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary in an aggregate amount (for the Borrower and all Restricted Subsidiaries) not to exceed, together with the aggregate amount of all Investments made pursuant to Section 7.7(h) (including Indebtedness incurred pursuant to Section 7.2(h)), the sum of (A) $200,000,000 plus (B) an amount equal to the Available Amount; provided, however, that any Investment made for purposes of funding an Acquisition permitted under Section 7.7(f)(ii) shall not be deemed to be an Investment for the purposes of this Section 7.7(h);

(i) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

(j) Investments (i) by any Non-Guarantor Subsidiary that is a Domestic Subsidiary in any other Non-Guarantor Subsidiary that is a Domestic Subsidiary and (ii) by any Non-Guarantor Subsidiary that is a Foreign Subsidiary in any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;

(k) Investments in existence on the Closing Date and listed on Schedule 7.7;

(l) Investments of the Borrower or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(m) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary;

(n) Investments arising as a result of payments permitted by Section 7.8(a);

(o) Investments arising as a result of consummation of the Acquisition Transactions pursuant to the terms of the Acquisition Agreement;

(p) Subsidiaries of the Borrower may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, the Borrower and such Subsidiary comply with the provisions of Section 6.8(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, the Borrower complies with the provisions of Section 6.8(d) and 6.8(e); provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by this Section 7.7, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days or such longer period as the Administrative Agent shall agree);

(q) Investments arising directly out of the receipt by the Borrower or any Restricted Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.5; provided that such non-cash consideration shall in no event exceed 25% of the total consideration received for such sale;

(r) Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d);

(s) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(t) any Investment in a Foreign Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(u) advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business;

(v) Investments consisting of Loans by the Borrower to Holdings in lieu of cash payments of Restricted Payments permitted by Section 7.6;

(w) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(x) [Intentionally Omitted]; and

(y) so long as no Event of Default shall have occurred and be continuing at the time of the Investment or would result therefrom, additional Investments so long as the aggregate amount thereof outstanding, together with the aggregate amount of all Excess Amounts pursuant to Section 7.4(c) and Section 7.4(j)(ii)(A) and Differential Amounts pursuant to Section 7.5(j), at no time exceeds the sum of (A) $100,000,000 plus (B) an amount equal to the Available Amount.

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

7.8 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease any Senior Interim Facility Indebtedness or Senior Notes then outstanding; provided that (A) the Borrower or any Restricted Subsidiary may prepay any Senior Interim Facility Indebtedness (or any Permitted Refinancings) with amounts constituting the Available Amount, (B) the Borrower or any Restricted Subsidiary may refinance, replace or extend any Senior Interim Facility Indebtedness or Senior Notes to the extent permitted by Section 7.2, (C) the Borrower may make any Conditional Offer and (D) the Borrower may elect to pay interest in cash on the Senior Interim Facility Indebtedness or the Senior Notes in accordance with the terms thereof.

(b) Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Senior Interim Loan Document, any Senior Notes or any Senior Notes Indenture in any manner that is materially adverse to the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders); provided that nothing in this Section 7.8(b) shall prohibit the refinancing, replacement, extension or other similar modification of the Senior Interim Facility Indebtedness to the extent otherwise permitted by Section 7.2.

7.9 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may (i) pay to the Sponsors and their Affiliates fees, indemnities and expenses pursuant to the Services Agreement and/or fees and expenses in connection with the Acquisition and disclosed to the Administrative Agent prior to the Closing Date; (ii) enter into any transaction with an Affiliate that is expressly permitted by the terms of this Agreement to be entered into by the Borrower or such Restricted Subsidiary with an Affiliate; (iii) make any Restricted Payments contemplated by the Acquisition Agreement; and (iv) without being subject to the terms of this Section 7.9, enter into any transaction with any Person which is an Affiliate of Holdings only by reason of such Person and Holdings having common directors. For the avoidance of doubt, this Section 7.9 shall not apply to employment, bonus, retention and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, consultants, officers or directors of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business.

7.10 [Intentionally Omitted].

7.11 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31.

7.12 Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than:

(a) this Agreement and the other Loan Documents;

(b) the Senior Interim Loan Documents and any Senior Notes Indenture;

(c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof);

(d) software and other Intellectual Property licenses in the ordinary course of business pursuant to which the Borrower or such Restricted Subsidiary is the licensee of the relevant software or Intellectual Property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license);

(e) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation;

(f) any agreements regarding Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries);

(g) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.12;

(h) customary provisions limiting the disposition or distribution of assets or property contained in joint venture agreements and other similar agreements applicable to Joint Ventures, which limitation is applicable only to the assets that are the subject of such agreements;

(i) customary provisions in agreements entered into in the ordinary course restricting the subletting or assignment of any lease governing a leasehold interest;

(j) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.4 or 7.5;

(k) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person (or Persons), other than the Person, or the property or assets of the Person (or Persons), so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted hereby;

(l) restrictions imposed by applicable law;

(m) [Intentionally Omitted];

(n) restrictions in respect of Indebtedness secured by Liens permitted by Sections 7.3(g), 7.3(k) and 7.3(aa) relating solely to the assets or proceeds thereof secured by such Indebtedness to the extent required to be so limited by such Sections; and

(o) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

7.13 Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Restricted Subsidiary or (b) make Investments in the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to such Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) customary net worth provisions contained in real Property leases entered into by the Borrower and its Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Restricted Subsidiaries to meet their ongoing obligations, (iv) any restrictions contained in agreements related to Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case such restriction shall relate only to such Non-Guarantor Subsidiary and its Restricted Subsidiaries) or Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(aa), (v) customary restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (vi) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, (vii) customary provisions limiting the disposition or distribution of assets or property contained in joint venture agreements and other similar agreements applicable to Joint Ventures, which limitation is applicable only to the assets that are the subject of such agreements, (viii) customary provisions in agreements entered into in the ordinary course restricting the subletting or assignment of any lease governing a leasehold interest, (ix) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.4 or 7.5, (x) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted hereby, and (xi) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

7.14 Lines of Business. Enter into any business, either directly or through any of its Restricted Subsidiaries, except for the Business or a business reasonably related thereto or that are reasonable extensions thereof.

7.15 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.

7.16 Changes in Jurisdictions of Organization; Name. Other than pursuant to the Transactions, in the case of any Loan Party, change its name or change its jurisdiction of organization, in either case except upon prompt written notice to the Collateral Agent and delivery to the Collateral Agent, of all additional executed financing statements, financing change statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for in the Security Documents.

7.17 Limitation on Activities of Holdings and Foreign Holdings. In the case of Holdings and Foreign Holdings only, notwithstanding anything to the contrary in this Agreement or any other Loan Document, neither Holdings nor Foreign Holdings shall, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (that has not been (i) cash collateralized or (ii) backstopped on terms reasonably acceptable to the applicable Issuing Bank) or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due):

(a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to the ownership of the Capital Stock of, in the case of Holdings, the Borrower and the Subsidiaries of the Borrower and those incidental to Investments by or in Holdings not prohibited hereunder and, in the case of Foreign Holdings, Subsidiaries of such Subsidiaries and those Investments incidental thereto, (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to Holdings’ or Foreign Holdings’ respective employees, (iii) activities relating to the performance of obligations under the Loan Documents to which Holdings or Foreign Holdings is a party or expressly permitted thereunder, (iv) the making of Restricted Payments to the extent of Restricted Payments permitted to be made to Holdings pursuant to Section 7.6, (v) the receipt and payment of Restricted Payments permitted under Section 7.6, (vi) those related to the Transactions, (vii) in the case of Holdings, other financing activities, (viii) activities in connection with or in preparation for a Holdings IPO, (ix) in the case of Holdings, to the extent that Section 7 expressly permits the Borrower or a Restricted Subsidiary to enter into a transaction with Holdings and (x) in the case of Foreign Holdings, to the extent that Section 7 does not prohibit the Borrower or a Restricted Subsidiary from entering into a transaction with a Restricted Subsidiary or Non-Guarantor Subsidiary, as applicable.

(b) permit any Liens on the Capital Stock of the Borrower other than Liens in favor of the Lenders and non-consensual Liens arising by operation of law.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof, (ii) any principal of any Reimbursement Obligation within three Business Days after any such Reimbursement Obligation becomes due in accordance with the terms hereof or (iii) any interest owed by it on any Loan or Reimbursement Obligation, or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) (i) On the Closing Date, any Specified Representation, and (ii) at any time after the Closing Date, any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document, shall in either case prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.7(a) or Section 7; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after such Loan Party receives from the Administrative Agent or any Lender notice of the existence of such default; or

(e) The Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually or in the aggregate exceeds $50,000,000 and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due solely as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if (A) such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents governing such

Indebtedness and (B) such Indebtedness does not remain outstanding for more than 30 days after such Indebtedness becomes due or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

(f) (i) Any Loan Party or any Material Subsidiary that is not a Loan Party (other than an Unrestricted Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Loan Party or any Material Subsidiary that is not a Loan Party (other than an Unrestricted Subsidiary) shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Material Subsidiary that is not a Loan Party (other than an Unrestricted Subsidiary), (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Loan Party or any Material Subsidiary that is not a Loan Party (other than an Unrestricted Subsidiary) shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition (other than one which could not reasonably be expected to result in a violation of any applicable law or of the qualification requirements of the Code) shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of any Loan Party or any Material Subsidiary that is not a Loan Party (other than an Unrestricted Subsidiary) to pay money that could have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against any Loan Party or any Material Subsidiary that is not a Loan Party (other than an Unrestricted Subsidiary) involving liabilities of any such Loan Party or Material Subsidiary (other than an Unrestricted Subsidiary that is not a Loan Party) (not paid or fully covered by insurance or effective indemnity) of $50,000,000 (net of any amounts which are covered by insurance or an effective indemnity) or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15) to be in full force and effect or shall be asserted in writing by the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is not immaterial to the Borrower and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Foreign Subsidiaries or the application thereof, or from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or to file UCC continuation statements, (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is the result of any failure by the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the liens, other than as a result of any act or omission by any Loan Party or (iii) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(j) (i) Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower; or (ii) if neither Holdings’ Capital Stock nor the Capital Stock of any Parent Company that owns 100% of the Capital Stock of Holdings is traded on a nationally-recognized stock exchange, the Sponsors shall cease to own, directly or indirectly, at least 50.1% of the Capital Stock of Holdings; or (iii) if Holdings’ or any Parent Company’s Capital Stock is traded on a nationally-recognized stock exchange, the Sponsors shall cease to own, directly or indirectly, at least 30% of the Capital Stock of Holdings and any other shareholder shall own a greater percentage than the Sponsors; or (iv) a majority of the Board of Directors of Holdings or (if such Parent Company’s Capital Stock is traded on a nationally-recognized stock exchange) such Parent Company shall not be Continuing Directors (any of the foregoing, a “Change of Control”);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder

(with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1 Authorization and Action. (a) Each Lender and each Issuing Lender hereby appoints Citicorp North America, Inc. as the Administrative Agent and the Collateral Agent hereunder and each Lender and each Issuing Lender authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Lender hereby authorizes the Administrative Agent and the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent and the Collateral Agent, as the case may be, is a party, to exercise all rights, powers and remedies that the Administrative Agent and the Collateral Agent may have under such Loan Documents and, in the case of the Security Documents, to act as agent for the Lenders, Issuing Lenders and the other Secured Parties under such Security Documents. Each Lender and each Issuing Lender hereby appoints (i) Sumitomo Mitsui Banking Corporation as Documentation Agent and (ii) Lehman Brothers Commercial Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Syndication Agents, and hereby authorizes each of them to act in their respective capacity on behalf of such Lender and such Issuing Lender in accordance with the terms of this Agreement and the other Loan Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and each Issuing Lender; provided, however, that the Agents shall not be required to take any action that (i) such Agent in good faith believes exposes it to personal liability unless the Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuing Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, each Agent is acting solely on behalf of the Lenders and the Issuing Lenders and its duties are entirely administrative in nature. No Agent assumes or shall be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Lender or holder of any other Obligation. The Agents may perform any of their duties under any Loan Document by or through their agents or employees.

(d) In the event that Citicorp North America, Inc. or any of its Affiliates is or becomes an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party pursuant to any Loan Document, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of Citicorp North America, Inc. in its capacity as the Administrative Agent for the benefit of any Loan Party under any Loan Document (other than Citicorp North America, Inc. or an Affiliate of Citicorp North America, Inc.) and which is applied in accordance with the Loan Documents is exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

(e) The Joint Lead Arrangers, the Syndication Agent and the Documentation Agent shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

9.2 Agents’ Reliance, Etc. None of the Agents, any of their Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, each Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.6, (b) may rely on the Register, (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuing Lender and shall not be responsible to any Lender or Issuing Lender for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuing Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties (other than through such Person’s gross negligence or willful misconduct).

9.3 Posting of Approved Electronic Communications. (a) Each of the Lenders, the Issuing Lender and the Borrower agree, and the Borrower shall cause each Subsidiary Guarantor to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuing Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Lenders, Holdings and the Borrower acknowledges and agrees, and the Borrower shall cause each Subsidiary Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuing Lenders, Holdings and the Borrower hereby approves, and the Borrower shall cause each Subsidiary Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrower shall cause each Subsidiary Guarantor to understand and assume, the risks of such distribution; provided, however that the Agent shall remain liable for any such distribution to the extent such liability is a primarily the result of its gross negligence and willful misconduct as found in a final non-appealable judgment by a court of competent jurisdiction.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.

(d) Each of the Lenders, the Issuing Lenders, Holdings and the Borrower agree, and the Borrower shall cause each Subsidiary Guarantor to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

9.4 The Agents as Lenders. With respect to its Aggregate Exposure, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Revolving Lenders”, “Term Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, each Agent in its individual capacity as a Lender, a Revolving Lender, Term Lender or as one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if such Agent was not acting as an Agent.

9.5 Lender Credit Decision. Each Lender and each Issuing Lender acknowledges that it shall, independently and without reliance upon any Agent or any other Lender, conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuing Lender also acknowledges that it shall, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for the documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders or the Issuing Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of any Agent or any Affiliate thereof or any employee or agent of any of the foregoing.

9.6 Indemnification. Each Lender agrees to indemnify each Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, any Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by such Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that such Agent is not reimbursed for such expenses.

9.7 Successor Agents. Any Agent may resign 30 days after giving written notice thereof to the Lenders and the Borrower or earlier upon appointment of a successor Agent hereunder. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default under Section 8(a) or 8(f)). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. After such resignation, the retiring Agent shall continue to have the benefit of this Section 9 as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.8 Concerning the Collateral and the Security Documents. Each Lender and each Issuing Lender agrees that any action taken by the Administrative Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuing Lenders and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuing Lenders with respect to all payments and collections arising in connection herewith and with the Security Documents, (ii) execute and deliver each Security Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuing Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and Issuing Lender to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuing Lenders for purposes of the perfection of all security interests and Liens with respect to the Collateral and cash and Cash Equivalents held by, such Lender or such Issuing Lender, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Security Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, the Issuing Lenders and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

9.9 Collateral Matters Relating to Related Obligations. The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Obligation arising under any Specified Hedge Agreement or Cash Management Obligation or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the Issuing Lenders (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guarantee and Collateral Agreement and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuing Lenders and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guarantee and Collateral Agreement, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Lenders and the Issuing Lenders, to the extent set forth in this

Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 10.7.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Subject to Section 2.25, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agents and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Swingline Lender, the Issuing Lenders, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agents may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (A) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective (x) as to the Revolving Facility, with the consent of the Majority Revolving Facility Lenders any (y) as to the Term Facility, with the consent of the Majority Term Facility Lenders) and (B) that any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of paragraph (a) or (c) of Section 2.18; (v) amend, modify or waive any provision of paragraph (b) of Section 2.18 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 without the written consent of the Agents; (viii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (ix) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; or (y) affect the grant or nature of an option granted to a Special Purpose Vehicle pursuant to Section 10.6(e) or the right or duties of such Special Purpose Vehicle hereunder without the written consent of such Special Purpose Vehicle. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agents, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Agents, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

10.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:

Allison Transmission Holdings, Inc.

4700 W. 10th Street

Indianapolis, IN 46222

Attention: Jack Hazen

Telecopy: 317-242-0450

Telephone: 317-242-6937

in each case with a copy to:

The Carlyle Group

1001 Pennsylvania Avenue, NW

Washington, DC 20004

Attention: Brian Bernasek

Telecopy: 202-347-1818

Telephone: 202-661-4321

Onex Partners II L.P.

574 Woburn Avenue

Toronto, Ontario M5M 1L9 Canada Attention: Kosty Gilis Telecopy: 416-362-6803 Telephone: 416-362-7711

With a copy to:	Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, D.C. 20004 Attention: Jennifer Van Driesen Telecopy: 202-637-2201 Telephone: 202-637-2252

The Borrower:

Allison Transmission, Inc.

4700 W. 10th Street

Indianapolis, IN 46222

Attention: Jack Hazen

Telecopy: 317-242-0450

Telephone: 317-242-6937

in each case with a copy to:

The Carlyle Group

1001 Pennsylvania Avenue, NW

Washington, DC 20004

Attention: Brian Bernasek

Telecopy: 202-347-1818

Telephone: 202-661-4321

Onex Partners II L.P. 574 Woburn Avenue Toronto, Ontario M5M 1L9 Canada Attention: Kosty Gilis Telecopy: 416-362-6803 Telephone: 416-362-7711

With a copy to:	555 Eleventh Street, NW Suite 1000 Washington, D.C. 20004 Attention: Jennifer Van Driesen Telecopy: 202-637-2201 Telephone: 202-637-2252

Agents:	Citicorp North America, Inc. 390 Greenwich Street New York, NY 10013
Attention: Neil Mahon
Telecopy: 646-291-1629
Telephone: 212.723.6614

With a copy to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153-0119
Attention: Daniel S. Dokos
Telecopy: 212-310-8007
Telephone: 212-310-8576

(b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, three (3) Business Days after being deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform (to the extent permitted by Section 10.3 to be delivered thereunder), an Internet website or a similar telecommunication device requiring a user prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.2 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Section 2 or Section 9 shall not be effective until received by the Administrative Agent.

(c) Use of Electronic Platform. Notwithstanding clause (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender or Issuing Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses; Indemnification. Except with respect to taxes which are addressed in Section 2.20, the Borrower agrees (a) to pay or reimburse each Agent and the Joint Lead Arrangers for all their respective reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Agents (including one primary counsel and such local counsel as the Agents may reasonably require in connection with collateral matters, but no more than one counsel in any jurisdiction) in connection with all of the foregoing, (b) to pay or reimburse each Lender, each Issuing Lender, the Agents and the Joint Lead Arrangers for all their documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the documented fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Agents and each Issuing Lender and (c) to pay, indemnify or reimburse each Lender, each Agent, each Issuing Lender, each Joint Lead Arranger and their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against Holdings or the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that neither Holdings nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of, or material breach of this Agreement by, such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling Persons. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Obligations.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) in the case of an assignment under the Revolving Facility, each Issuing Lender and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than (x) $5,000,000, in the case of the Revolving Facility or (y) $1,000,000, in the case of the Term Facility, unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) (i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder, shall be a party hereto as a Lender and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5); provided that each such Assignment and Assumption shall not be effective until acknowledged in writing by the Administrative Agent. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section. If any Issuing Lender ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 10.6, then, as of the effective date of such cessation, such Issuing Lender’s obligations to Issue Letters of Credit pursuant to Section 3 shall terminate and such Issuing Lender shall be an Issuing Lender hereunder only with respect to outstanding Letters of Credit issued prior to such date; provided that the Administrative Agent shall provide prompt notice to the Borrower of any such Issuing Lender ceasing to be an Issuing Lender hereunder.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Holdings, the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive for such purposes), notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Borrower, the Issuing Lenders, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), but in any event not to certain persons identified to the Administrative Agent by the Borrower prior to the Closing Date, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts. No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(e) or (f), as (and to the extent) applicable, as if such Participant were a Lender.

(d) Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) In addition to the other assignment rights provided in this Section 10.6, each Lender may grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle together with the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder; provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder

(f) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission to Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Agents nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

10.14 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that such Person shall use commercially reasonable efforts to inform the Borrower promptly of any such requirements unless such applicable law, regulation, subpoena or legal process is in connection with bank regulatory and examination matters), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.15 Release of Collateral and Guarantee Obligations; Subordination of Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement or Cash Management Obligations or contingent or indemnification obligations not then due) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents. Any representation or warranty contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to the Borrower or any of its Restricted Subsidiaries) shall no longer be deemed to be repeated once such Property is so Disposed of.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (x) obligations in respect of any Specified Hedge Agreement or Cash Management Obligations and (y) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not cash collateralized or backstopped on terms reasonably acceptable to the applicable Issuing Bank, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement documentation with respect to the Cash Management Obligations) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements or Cash Management Obligations or contingent or indemnification obligations not then due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Indebtedness permitted by Section 7.2(c) and secured by a Lien permitted by Section 7.3(g), the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions to subordinate the Lien of the Secured Parties on the applicable Collateral, in each case, if requested by the Administrative Agent, subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent.

10.16 Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial ratios, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17 WAIVERS OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY

JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

10.19 Limitation on Liability.

(a) Holdings and the Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Acquisition Documents, except to the extent such liability is determined by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each of Holdings and the Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

ALLISON TRANSMISSION HOLDINGS, INC.

By:	/s/ John L. Hazen
Name: John L. Hazen
Title: Chief Financial Officer

ALLISON TRANSMISSION, INC.

By:	/s/ John L. Hazen
Name: John L. Hazen
Title: Chief Financial Officer

[Signature Page to Allison Transmission Credit Agreement]

CITICORP NORTH AMERICA, INC., as Administrative Agent

By:	/s/ Francesco A. DelVecchio
Name: Francesco A. DelVecchio
Title: Vice President

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Francesco A. DelVecchio
Name: Francesco A. DelVecchio
Title: Vice President

CITIBANK, N.A., as Issuing Bank

By:	/s/ Francesco A. DelVecchio
Name: Francesco A. DelVecchio
Title: Vice President

[Signature Page to Allison Transmission Credit Agreement]

CITICORP NORTH AMERICA, INC., as Lender

By:	/s/ Francesco A. DelVecchio
Name: Francesco A. DelVecchio
Title: Vice President

[Signature Page to Allison Transmission Credit Agreement]

LEHMAN BROTHERS, INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Laurie B. Perper
Name: Laurie B. Perper
Title: Senior Vice President

LEHMAN BROTHERS COMMERCIAL PAPER, INC., as Lender

By:	/s/ Laurie B. Perper
Name: Laurie B. Perper
Title: Senior Vice President

[Signature Page to Allison Transmission Credit Agreement]

MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Michael E. O’Brien
Name: Michael E. O’Brien
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent

By:	/s/ Michael E. O’Brien
Name: Michael E. O’Brien
Title: Director

MERRILL LYNCH CAPITAL CORPORATION, as Lender

By:	/s/ Michael E. O’Brien
Name: Michael E. O’Brien
Title: Director

[Signature Page to Allison Transmission Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as Documentation Agent, Co-Arranger and Lender

By:	/s/ Leo E. Pagarigan
Name: Leo E. Pagarigan
Title: General Manager

[Signature Page to Allison Transmission Credit Agreement]

SCHEDULE I TO CREDIT AGREEMENT

COMMITMENTS

A. Revolving Commitments

Lender	Amount
Citicorp North America, Inc.	$100,000,000
Lehman Brothers Commercial Bank	$100,000,000
Merrill Lynch Capital Corporation	$100,000,000
Sumitomo Mitsui Banking Corporation	$100,000,000
Total:	$400,000,000

B. Term Loan Commitments

Lender	Amount
Citicorp North America, Inc.	$775,000,000
Lehman Brothers Commercial Bank	$775,000,000
Merrill Lynch Capital Corporation	$775,000,000
Sumitomo Mitsui Banking Corporation	$775,000,000
Total:	$3,100,000,000

SCHEDULES TO CREDIT AGREEMENT, dated as of August 7, 2007, among ALLISON TRANSMISSION HOLDINGS, INC., a Delaware corporation (“Holdings”), ALLISON TRANSMISSION, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), CITICORP NORTH AMERICA, INC., as Administrative Agent, LEHMAN BROTHERS COMMERCIAL BANK and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agents, SUMITOMO MITSUI BANKING CORPORATION, as Documentation Agent and Co-Arranger, and CITIGROUP GLOBAL MARKETS INC., LEHMAN BROTHERS INC., and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners (the “Agreement”).

SCHEDULE 4.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None.

2

SCHEDULE 4.8

TITLE AND SUFFICIENCY OF ASSETS

None.

3

SCHEDULE 4.14

SUBSIDIARIES

Entity	Jurisdiction of Incorporation	Equity	Owner(s)	Restricted / Unrestricted Subsidiary	Comments
Allison Transmission International, L.L.C.	Delaware	100%	Allison Transmission, Inc.	Restricted
Clutch Holdings Cooperatie U.A.	Netherlands	99%	Allison Transmission, Inc.	Restricted	To be renamed Allison Transmission Holdings Cooperatie, U.A. after the Closing Date
		1%	Allison Transmission International, L.L.C.
Chinamate Holdings Ltd.	Hong Kong	100%	Allison Transmission Holding Cooperatie, U.A.	Restricted	To be renamed Allison Transmission China Holdings Ltd. after the Closing Date
Allison Transmission Korea Co., Ltd.	Korea	100%	Allison Transmission Holding Cooperatie, U.A.	Restricted
Allison Transmission Europe B.V.	Netherlands	100%	Allison Transmission Holding Cooperatie, U.A.	Restricted
1337018 Alberta ULC	Canada	100%	Allison Transmission Holding Cooperatie, U.A.	Restricted	To be renamed Allison Transmission Canada ULC after the Closing Date
Allison Transmission International Holdings, L.L.C.	Delaware	100%	Allison Transmission Holding Cooperatie, U.A.	Restricted
Allison Transmission Industria E Comercio Brazil Ltda.	Brazil	99%	Allison Transmission Holding Cooperatie, U.A.	Restricted
		1%	Clutch International Holdings, L.L.C.
Allison Transmission Mexico, S. de R.L. de C.V.	Mexico	99%	Allison Transmission Holding Cooperatie, U.A.	Restricted
		1%	Clutch International Holdings, L.L.C.
Allison Transmission India Private Limited	India	99%	Allison Transmission Europe B.V.	Restricted

Entity	Jurisdiction of Incorporation	Equity	Owner(s)	Restricted / Unrestricted Subsidiary	Comments
		1%	Clutch International Holdings, L.L.C.
Allison Transmission Japan Co., Ltd.	Japan	100%	Allison Transmission Europe B.V.	Restricted
Allison Transmission Warehousing and Trading (Shanghai) Co., Ltd.	China	100%	Chinamate Holdings Ltd.	Restricted	To be renamed after the Closing Date
Allison Transmission UAE	United Arab Emirates (Dubai)			Restricted	To be formed post-closing; exact legal name subject to change
Allison Transmission Venezuela	Venezuela			Restricted	To be formed post-closing; exact legal name subject to change
Allison Transmission Turkey	Turkey			Restricted	To be formed post-closing; exact legal name subject to change
Allison Transmission Spain	Spain			Restricted	To be formed post-closing; exact legal name subject to change

5

SCHEDULE 4.17

UCC FILING JURISDICTIONS

Entity	UCC Filing Jurisdiction
Allison Transmission Holdings, Inc.	Delaware
Allison Transmission, Inc.	Delaware

SCHEDULE 4.19

LABOR AGREEMENTS

1.	Agreement dated September 18, 2003 between General Motors Corporation and the United Automobile, Aerospace and Agriculture Implement Workers of America (UAW), with related exhibits, attachments, interpretations, appendices, supplements, memoranda of understanding, memorandum agreements, letter agreements, settlement agreements and any successor agreement.

2.	Memorandum of Agreement dated September 19, 2003 between Allison Transmission, General Motors Corporation, Indianapolis Operations and Local 933, United Automobile, Aerospace and Agriculture Implement Workers of America, with related exhibits, attachments, interpretations, appendices, supplements, memoranda of understanding, memorandum agreements, letter agreements, settlement agreements and any successor agreement.

3.	Brazil - Metal Workers Union from San Paolo

4.	France - National Collective agreement of Metallurgic industries

5.	Hungary - Trade Union of Metal Workers Association Vehicle Manufacturers

SCHEDULE 4.20A

OWNED REAL PROPERTY

•	4700 West 10th Street, Indianapolis, IN (Plant 3 Complex, Plants 12 and 14)

•	4500 West Gilman Street, Indianapolis, IN (Former Plant 2 (Vacant))

•	6040 West 62nd Street, Indianapolis, IN (Plant 20 (Eagle Creek Tech Center))

•	5902 Decatur Blvd., Indianapolis, IN (Plant 17)

8

SCHEDULE 4.20B

LEASED REAL PROPERTY

•	2840 Fortune Circle West Drive, Building No. 38, Suites A and B, Indianapolis, IN (Plant 15)

•	88 Ri-Bin Road, Waigaoqaio Free Trade Zone, Shanghai, China (Regional HQ, Customization Center, Test Area)

•	Block C of Guo Men Building, 1 Zuo-Jia Zhuang, Chao Yang District, Beijing, China (3rd floor premises per January, 2007 lease) (Sales Office)

•	Lane 199, Tang’an Road, Pudong New District, Shanghai, China (Rented House for Employee)

•	No. 67, Tiziano Villas, Lane 1 Xiu Yan Road, Pudong District, Shanghai, China (Rented House for Employee)

•	Villa No 370B, Beijing Riveria, Beijing, China (Rented House for employee)

•	Taesok Bldg., #275-7 Yangjae-dong, Seocho-gu, Seoul, Korea (Sales Office)[1]

•	1054 Kalman Imre u. 1, Budapest, Hungary (Sales Office)[1]

•	Shinagawa East Tower One 16-1 2-chome, Kounan, Minato-ku, Japan (Office)

•	Ringerstraat 12-18, Sliedrecht, Netherlands (Customization and Training Center; Warehouse)

•	Baanhoek 188, Sliedrecht, Netherlands (Sales Office)

•	Bedford MK45 2JQ, Millbrook, United Kingdom (Sales Office)

•	Duindigt 8, 2244 AG, Wassenaar, Netherlands (Rented House for Employee)

•	De Lus 6, 2242 AG, Wassenaar, Netherlands (Rented House for Employee)

•	Burgemeester de Manlaan 18, 4837 BN, Breda, Netherlands (Rented House for Employee)

[1]	Lease to be assigned post-closing.

9

SCHEDULE 6.11

POST-CLOSING UNDERTAKINGS

1. Within 60 days of the Closing Date (or such later date as the Administrative Agent shall agree), the Borrower shall provide the Lender with the following in respect of the Owned Property located at each of (1) 4700 West 10th Street, Indianapolis, IN (Plant 3 Complex, Plants 12 and 14) and (2) 5902 Decatur Blvd., Indianapolis, IN (Plant 17):

(a) a first priority Mortgage (the “Initial Mortgage”) in favor of the Administrative Agent for the benefit of the Secured Parties (subject only to such Liens as are permitted by the Credit Agreement);

(b) a fully paid ALTA lender’s extended coverage title insurance policy in form and substance, with endorsements and in an amount acceptable to the Administrative Agent, issued by Lawyers Title Insurance Corporation, insuring the Initial Mortgage to be a valid, first and subsisting Lien on such Owned Properties, free and clear of all defects and encumbrances, excepting only Liens permitted by the Credit Agreement and providing for such other affirmative insurance as the Administrative Agent may deem necessary or desirable;

(c) ALTA/ACSM form surveys, for which all necessary fees (where applicable) have been paid, and certified to the Administrative Agent and to Lawyers Title Insurance Corporation as heretofore agreed by the parties by Landco, L.P.;

(d) evidence of flood hazard insurance if any portion of the improvements on such Owned Properties is currently identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or otherwise being designated as a “special flood hazard area or part of a 100 year flood zone”, in an amount equal to 100% of the full replacement cost of the improvements; and

(e) a favorable opinion of Ice Miller LLP, local counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent.

2. The Borrower shall amend paragraph 3 of Schedule 7.2(d) to the Credit Agreement as contemplated thereunder.

10

SCHEDULE 7.2(D)

EXISTING INDEBTEDNESS

1	¥1.2 billion aggregate loan to Allison Transmission Japan Co., Ltd. from the following lenders in the amounts as follows:

MIZUHO BANK LTD.	¥300,000,000
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	¥300,000,000
THE CHUKYO BANK, LTD.	¥500,000,000
RESONA BANK LTD.	¥100,000,000

2	Capital leases in an aggregate amount of US $300,000, as listed below in schedule 7.3(f) with the file numbers:

2287922	2287923	2304741	2304737	2304739	2304738	2304740

3.	On the Closing Date, the subsidiaries of the Borrower organized under the laws of jurisdictions outside the United States will be capitalized with funds in an aggregate amount not to exceed (i) the portion of the Purchase Price (excluding Assumed Liabilities) allocable to the Transferred Subsidiaries and the Purchased Assets held for use in the Business outside the United States (as each such term defined term is defined in the Acquisition Agreement) plus (ii) related acquisition expenses. Allison Transmission Holdings Coopertie, U.A. will be capitalized with a combination of indebtedness from the Borrower and an equity investment by the Borrower, with the indebtedness to be embodied in a note to be pledged to the Administrative Agent in a principal amount not to exceed 25% of its aggregate capitalization following the Closing Date, and concurrently therewith, any applicable supplements to the schedules of this Agreement or the Guarantee and Collateral Agreement shall be delivered to the Administrative Agent.

11

SCHEDULE 7.3(F)

EXISTING LIENS

GENERAL MOTORS CORPORATION
JURISDICTION	File #	File Date	Type	Secured Party	Results	Search Thru Date

IN-Secretary of State	2287922	11/01/99	UCC Debtor Search	IBJ Whitehall Business Credit Corporation	Debtor: General Motors Corporation Equipment subject to Equipment Schedule No. 123411332-001 to a certain Master Lease Agreement dated as of May 1, 1995	July 16, 2007

IN-Secretary of State	200400010093180	10/28/04	UCC Debtor Search	N/A	Continuation of File # 2287922	July 16, 2007

IN-Secretary of State	2287923	11/01/99	UCC Debtor Search	IBJ Whitehall Business Credit Corporation	Debtor: General Motors Corporation Equipment subject to Equipment Schedule No. 12341361-001 to a certain Master Lease Agreement dated May 1, 1995	July 16, 2007

IN-Secretary of State	200400010093079	10/28/04	UCC Debtor Search	N/A	Continuation of File # 2287923	July 16, 2007

IN-Secretary of State	2304741	02/09/00	UCC Debtor Search	IBJ Whitehall Business Credit Corporation	Debtor: General Motors Corporation Equipment subject to Equipment Schedule No. 12341348-001/592931-001 to a certain Master Lease Agreement dated as of May 1, 1995	July 16, 2007

IN-Secretary of State	200500000707001	1/20/05	UCC Debtor Search	N/A	Amendment of File # 2304741	July 16, 2007

IN-Secretary of State	200500000756479	01/21/05	UCC Debtor Search	N/A	Continuation of File # 2304741	July 16, 2007

IN-Secretary of State	2304737	2/9/00	UCC Debtor Search	IBJ Whitehall Business Credit Corporation	Debtor: General Motors Corporation Equipment subject to Equipment Schedule	July 16, 2007

GENERAL MOTORS CORPORATION
JURISDICTION	File #	File Date	Type	Secured Party	Results	Search Thru Date
					No. 1250 to a certain Master Lease Agreement dated as of May 1, 1995

IN-Secretary of State	200500000706868	1/20/05	UCC Debtor Search	N/A	Amendment of Filing # 2304737	July 16, 2007

IN-Secretary of State	200500000756368	1/21/05	UCC Debtor Search	N/A	Continuation of Filing # 2304737	July 16, 2007

IN-Secretary of State	2304739	2/9/00	UCC Debtor Search	IBJ Whitehall Business Credit Corporation	Debtor: General Motors Corporation Equipment (including any and all repair, substitutions and replacement thereof and any and all payments and proceeds therefrom and thereunder	July 16, 2007

IN-Secretary of State	200500000703683	1/20/05	UCC Debtor Search	N/A	Amendment of Filing # 2304739	July 16, 2007

IN-Secretary of State	200500000756146	1/20/05	UCC Debtor Search	N/A	Continuation of Filing # 2304739	July 16, 2007

IN-Secretary of State	2304738	2/9/00	UCC Debtor Search	IBJ Whitehall Business Credit Corporation	Debtor: General Motors Corporation Equipment subject to Equipment Schedule No. 1250 to a certain Master Lease Agreement dated as of May 1, 1995	July 16, 2007

IN-Secretary of State	200500000715070	1/20/05	UCC Debtor Search	N/A	Amendment of Filing # 2304738	July 16, 2007

IN-Secretary of State	200500000756813	01/21/05	UCC Debtor Search	N/A	Continuation of Filing # 2304738	July 16, 2007

IN-Secretary of State	2304740	2/9/00	UCC Debtor Search	IBJ Whitehall Business Credit Corporation	Debtor: General Motors Corporation Equipment subject to Equipment Schedule No. 12341348-002/592931-002 to a certain Master Lease Agreement dated	July 16, 2007

13

GENERAL MOTORS CORPORATION
JURISDICTION	File #	File Date	Type	Secured Party	Results	Search Thru Date

					May 1, 1995

IN-Secretary of State	200500000707112	1/20/05	UCC Debtor Search	N/A	Amendment of Filing # 2304740	July 16, 2007

IN-Secretary of State	200500000756035	1/21/05	UCC Debtor	N/A	Continuation of Filing # 2304740	July 16, 2007

IN-Secretary of State	200200008230128	9/11/02	UCC Debtor Search	Collins Oldsmobile, Inc.

NOTICE OF SALE:

Debtor: General Motors Corporation

The Seller and the Buyer have entered into an agreement dated July 20, 2002, for a transaction that may constitute a bulk sale under the law of the State of Indiana.

						July 16, 2007

IN-Secretary of State	200300000572766	1/21/03	UCC Debtor Search	Joachim Machinery Co., Inc.	Debtor: General Motors Corporation One (1) Okuma MA-60HA Horizontal Machining Center S/N:0758	July 16, 2007

IN-Secretary of State	200300000905625	1/30/03	UCC Debtor Search	N/A	Termination of Filing # 200300000572766	July 16, 2007

IN-Secretary of State	200400005414919	6/4/04	UCC Debtor Search	Eckman Motors, Inc.

NOTICE OF SALE:

Debtor: General Motors Corporation

The Seller and the Buyer have entered into an agreement dated May 19, 2004, for a transaction that may constitute a bulk sale under the law of the State of Indiana.

						July 16, 2007

14

GENERAL MOTORS CORPORATION
JURISDICTION	File #	File Date	Type	Secured Party	Results	Search Thru Date

IN-Secretary of State	200400010309625	11/3/04	UCC Debtor Search	General Electric Capital Corporation

Debtor: General Motors Corp

All equipment, described herein or otherwise, leased to or financed for the Debtor by Secure Party under certain Lease Agreement 6747141-019, including all accessories, accessions, replacements, additions, substitutions, add-ons and upgrades thereto.

						July 16, 2007

IN-Secretary of State	2005000006465573	7/19/05	UCC Debtor Search	Joachim Machinery Co., Inc.	Debtor: General Motors Corporation One(1) Okamoto 6-12B Surface Grinder S/N: 62235	July 16, 2007

IN-Secretary of State	2005000008873437	10/4/05	UCC Debtor Search	N/A	Termination of Filing # 200500006465573	July 16, 2007

IN-Secretary of State	200500006465028	7/19/05	UCC Debtor Search	Joachim Machinery Co., Inc.	Debtor: General Motors Corporation One (1) Okamoto ACC6-18B Linear Grinder S/N 48272	July 16, 2007

IN-Secretary of State	200500008873871	10/4/05	UCC Debtor Search	N/A	Termination of Filing # 200500006465028	July 16, 2007

IN-Secretary of State	200500010822282	12/5/05	UCC Debtor Search	Air Quality Engineering Inc.	Debtor: General Motors Corp. & Wagner Equipment Company 16 M73 5HP Air Cleaners; 32 Polypropylene Filters, 16 Pressure Gauge Ready, 16 Wire Blower Motor/ Surf. Juncbox	July 16, 2007

IN-Secretary of State	200700001608165	2/16/07	UCC Debtor Search	JP Morgan Chase Bank, N.A., as Administrative	Debtor: General Motors Corporation	July 16, 2007

15

GENERAL MOTORS CORPORATION
JURISDICTION	File #	File Date	Type	Secured Party	Results	Search Thru Date

					All Fixtures located on the real estate described in Exhibit A attached hereto and incorporation by reference herein

IN-Secretary of State	200700001607922	2/16/07	UCC Debtor Search	JP Morgan Chase Bank, N.A, as Administrative	Debtor: General Motors Corporation All fixtures located on the real estate described in Exhibit A attached hereto and incorporated by reference	July 16, 2007

IN-U.S. Southern District Court	N/A	N/A	Federal Judgment Search	N/A	CLEAR	July 19, 2007

IN-U.S. Southern District Court	N/A	N/A	Federal Defendant Suit Search	N/A	Case Number: 1:06-CV-01631-RLY-TAB File Date: 11/13/06 Plaintiff: Samuel Boyd	July 13, 2007

IN-Marion County Recorder	001354	04/12/02	UCC Debtor Search	JP Morgan Chase Bank, as Administrative Agent

Debtor: General Motors Corporation

All of Debtor’s right, title and interest in, to and under the following property now owned or at any time hereafter acquired by the debtor, or in which Debtor may acquire any right, title or interest

						July 13, 2007

IN-Marion County Recorder	000169	01/18/07	UCC Debtor Search	N/A	Continuation of Filing # 001354	July 13, 2007

IN-Marion County Recorder	001110	4/20/04	UCC Debtor Search	U.S. Bank National Association, as Owner Trustee	Debtor: General Motors Corporation This is a Fixture Filing which covers all Equipment set forth in Appendix A and all proceeds hereof	July 13, 2007

16

GENERAL MOTORS CORPORATION
JURISDICTION	File #	File Date	Type	Secured Party	Results	Search Thru Date

IN-Marion County Recorder	001340	5/10/07	UCC Debtor Search	N/A	Termination of Filing # 00110	July 13, 2007

IN-Marion County Recorder	001109	4/20/04	UCC Debtor Search	U.S. Bank National Association	Debtor: General Motors Corporation This is a Fixture Filing which covers all Equipment set forth in Appendix A and all proceeds hereof	July 13, 2007

IN-Marion County Recorder	001339	5/10/07	UCC Debtor Search	N/A	Termination of Filing # 001109	July 13, 2007

IN-Marion County Recorder	N/A	N/A	Federal Tax Lien Search	N/A	Clear	June 13, 2007

IN-Marion County Clerk	00002589054	10/18/95	State Tax Lien Search	N/A	Amount Due $61.07	July 13, 07

IN-Marion County Clerk	05005214278	9/2/05	State Tax Lien Search	N/A	Amount Due $33.00	July 13, 2007

IN-Marion County Clerk	07005762238	3/8/07	State Tax Lien Search	N/A	Amount Due $797.91	July 13, 2007

IN-Marion County Clerk	07005825440	3/21/07	State Tax Lien Search	N/A	Amount Due $800.47	July 13, 2007

IN-Marion County Clerk	07005827690	3/21/07	State Tax Lien Search	N/A	Amount Due $782.79	July 13, 2007

IN-Marion County Clerk	07005829935	3/21/07	State Tax Lien Search	N/A	Amount Due $787.98	July 13, 2007

IN-Marion County Clerk	07005847289	3/23/07	State Tax Lien Search	N/A	Amount Due $792.83	July 13, 2007

17

GENERAL MOTORS CORPORATION
JURISDICTION	File #	File Date	Type	Secured Party	Results	Search Thru Date

IN-Marion County Clerk	07005879997	3/28/07	State Tax Lien Search	N/A	Amount Due $791.77	July 13, 2007

IN-Marion County Clerk	07005882907	3/28/07	State Tax Lien Search	N/A	Amount $796.44	July 13, 2007

IN-Marion County Clerk	07005891731	3/29/07	State Tax Lien Search	N/A	Amount $790.26	July 13, 2007

IN-Marion County Clerk	49D01-9607-CP-0922	1/22/97	Local Judgment Search	N/A	Plaintiff: Bankers Trust Company, as Trustee	July 13, 2007

IN-Marion County Clerk	49D11-0309-PL-001693	4/20/04	Local Judgment Search	N/A	Plaintiff: City of Indianapolis	July 13, 2007

IN-Marion County Clerk	49D129905CT0007002	5/17/99	Local Defendant Suit Search	N/A	Plaintiff: Rustin A Nelson	July 13, 2007

IN-Marion County Clerk	49D070405CT000901	5/7/04	Local Defendant Suit Search	N/A	Plaintiff : Judy I Fisher	July 13, 2007

IN-Marion County Clerk	49D130408CT001637	8/27/04	Local Defendant Suit Search	N/A	Plaintiff : Earl A Dosey Margaret Dosey	July 13, 2007

IN-Marion County Clerk	49D060411PL002231	11/30/04	Local Defendant Suit Search	N/A	Plaintiff : Tiffany Ross	July 13, 2007

IN-Marion County Clerk	49D110501CT003554	1/31/05	Local Defendant Suit Search	N/A	Plaintiff : Ryan Harnish	July 13, 2007

18

GENERAL MOTORS CORPORATION
JURISDICTION	File #	File Date	Type	Secured Party	Results	Search Thru Date

IN-Marion County Clerk	49D010505CC020844	5/31/05	Local Defendant Suit Search	N/A	Plaintiff : Lawrence Johnson Gail Johnson	July 13, 2007

IN-Marion County Clerk	49D020510PL042163	10/26/05	Local Defendant Suit Search	N/A	Plaintiff : Bradford Ziebell	July 13, 2007

IN-Marion County Clerk	49D130607PL028591	7/12/06	Local Defendant Suit Search	N/A	Plaintiff : Daria Humbles	July 13, 2007

IN-Marion County Clerk	49D110612PL049405	12/7/06	Local Defendant Suit Search	N/A	Plaintiff : Charles Duke	July 13, 2007

IN-Marion County Clerk	49D070701PL000296	1/3/07	Local Defendant Suit Search	N/A	Plaintiff : Anthony Hughes	July 13, 2007

IN-Marion County Clerk	49D060701PL004073	1/31/07	Local Defendant Suit Search	N/A	Plaintiff : Charles Smith	July 13, 2007

IN-Marion County Clerk	49D010702PL007445	2/23/07	Local Defendant Suit Search	N/A	Plaintiff : Jason Byers	July 13, 2007

IN-Marion County Clerk	49D070701CT001407	3/2/07	Local Defendant Suit Search	N/A	Plaintiff : Kyla Handshoe	July 13, 2007

IN-Marion County Clerk	49D130703PL012809	3/29/07	Local Defendant Suit Search	N/A	Plaintiff : Shirley Messer	July 13, 2007

19

GENERAL MOTORS CORPORATION
JURISDICTION	File #	File Date	Type	Secured Party	Results	Search Thru Date

IN-Marion County Clerk	49D100702PL004732	4/19/07	Local Defendant Suit Search	N/A	Plaintiff : Saturn Motor Car Corporation	July 13, 2007

DE-Secretary of State	N/A	N/A	Federal Tax Lien Search	N/A	Clear	April 27, 2007 thru July 2, 2007

DE-New Castle County Recorder	N/A	N/A	Federal Tax Lien Search	N/A	Clear	April 27, 2007 thru July 23, 2007

DE- New Castle County Prothonotary	N/A	N/A	State Tax Lien Search	N/A	Clear	April 27, 2007 thru July 23, 2007

DE- New Castle County Prothonotary	N/A	N/A	Local Judgment Search	N/A	Clear	April 27, 2007 thru July 23, 2007

DE-U.S. District Court	07-387	6/18/07	Federal Defendant Suit Search	N/A	Plaintiff : Deleslie E. Brookens	April 27, 2007 thru July 23, 2007

DE-New Castle Superior Court	07C-06-212	6/20/07	Local Defendant Suit Search	N/A	Plaintiff : Antonio Montiel Tellez, ET AL	April 27, 2007 thru July 23, 2007

DE-New Castle Superior Court	07C-06-246	6/22/07	Local Defendant Suit Search	N/A	Plaintiff : Joseph Burchett and Basic Plus, Inc.	April 27, 2007 thru July 23, 2007

20

ALLISON TRANSMISSION
JURISDICTION	File #	File Date	Type	Secured Party	Results	Search Thru Date

IN-Secretary of State	200300004486330	5/13/03	UCC Debtor Search	OCE-USA, Inc.	Debtor: Allison Transmission The Equipment covered under customer Agreement #15358. Equipment Lease Contract # 637749 and/ or config number 399248 between secured party and debtor	July 16, 2007

IN-Secretary of State	200300008276543	9/9/03	UCC Debtor Search	OCE-USA, Inc.	Debtor: Allison Transmission The Equipment covered under Equipment Lease contract and/or configuration numbers described Model Serial # Contract Config 70555k 0000026539 598816 378664	July 16, 2007

IN-Secretary of State	200300008274389	9/9/03	UCC Debtor Search	OCE-USA, Inc.

Debtor: Allison Transmission

The Equipment covered under equipment lease contracts and or configuration numbers described as Model Serial # Contract Config TDS620 0960106394 616928 388903 6621 0013515 296 616928 388903 CS4040 0000000236 618134 389437

						July 16, 2007

IN-Marion County Recorder	N/A	N/A	UCC Debtor Search	N/A	Clear	July 18, 2007

IN-Marion County Recorder	N/A	N/A	Federal Tax Lien Search	N/A	Clear	June 20, 2007

IN-Marion County Clerk	N/A	N/A	State Tax Lien Search	N/A	Clear	July 18, 2007

21

ALLISON TRANSMISSION
JURISDICTION	File #	File Date	Type	Secured Party	Results	Search Thru Date

IN-Marion County Clerk	N/A	N/A	Local Judgment Search	N/A	Clear	July 18, 2007

IN-Marion County Clerk	49D050405CT000866	5/5/04	Local Defendant Suit	N/A	Clear	July 20, 2007

22

SCHEDULE 7.7

EXISTING INVESTMENTS

1.	Investments in Subsidiaries of the Borrower listed on Schedule 4.14 on the Closing Date.

2.	On the Closing Date, the subsidiaries of the Borrower organized under the laws of jurisdictions outside the United States will be capitalized with funds in an aggregate amount not to exceed (i) the portion of the Purchase Price (excluding Assumed Liabilities) allocable to the Transferred Subsidiaries and the Purchased Assets held for use in the Business outside the United States (as each such term defined term is defined in the Acquisition Agreement) plus (ii) related acquisition expenses. Allison Transmission Holdings Coopertie, U.A. will be capitalized with a combination of indebtedness from the Borrower and an equity investment by the Borrower, with the indebtedness to be embodied in a note to be pledged to the Administrative Agent in a principal amount not to exceed 25% of its aggregate capitalization following the Closing Date, and concurrently therewith, any applicable supplements to the schedules of this Agreement or the Guarantee and Collateral Agreement shall be delivered to the Administrative Agent.

3.	After the Closing Date, the Borrower will invest approximately $2,500,000 in its Foreign Subsidiaries to fund the acquisition of Chinese assets not transferred on the Closing Date.

SCHEDULE 7.12

EXISTING NEGATIVE PLEDGE CLAUSES

None.

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT

made by

ALLISON TRANSMISSION HOLDINGS, INC.

ALLISON TRANSMISSION, INC.

as Borrower,

and the Subsidiary Guarantors party hereto

in favor of

CITICORP NORTH AMERICA, INC.,

as Administrative Agent

Dated as of August 7, 2007

i

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Legal Name, Jurisdictions of Organization and Chief Executive Offices
Schedule 4	Intellectual Property

ANNEXES

Annex I	Assumption Agreement
Annex II	Acknowledgement and Consent

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GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of August 7, 2007, made by each of the signatories hereto, in favor of CITICORP NORTH AMERICA, INC., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of August 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ALLISON TRANSMISSION HOLDINGS, INC. (formerly known as Clutch Holdings, Inc.), a Delaware corporation (“Holdings”), ALLISON TRANSMISSION, INC. (formerly known as Clutch Operating Company, Inc.), a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), CITICORP NORTH AMERICA, INC., as Administrative Agent and Collateral Agent, LEHMAN BROTHERS COMMERCIAL BANK and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agents, SUMITOMO MITSUI BANKING CORPORATION, as Documentation Agent and Co-Arranger, and CITIGROUP GLOBAL MARKETS INC., LEHMAN BROTHERS INC. and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor (as defined below);

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: “Accession”, “Account”,

“As-Extracted Collateral”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contract”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Farm Products”, “Financial Asset”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Letter-of-Credit Right”, “Securities Account”, “Security”, “Security Certificate”, “Security Entitlement” and “Tangible Chattel Paper”.

(b) The following terms shall have the following meanings:

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Credit Agreement Obligations”: the collective reference to the unpaid principal of and interest on the Loans (including, for the avoidance of doubt, any New Loans), the Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the other Secured Parties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Borrower Hedge Agreement Obligations”: the collective reference to all obligations and liabilities of the Borrower and its Restricted Subsidiaries (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Lender or any affiliate of any Lender (or any Lender or any affiliate thereof at the time such Specified Hedge Agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the relevant Lender or affiliate thereof that are required to be paid by the Borrower and/or its Restricted Subsidiaries, as the case may be, pursuant to the terms of any Specified Hedge Agreement).

“Borrower Obligations”: the collective reference to (i) the Borrower Credit Agreement Obligations, (ii) the Borrower Hedge Agreement Obligations and (iii) the Cash Management Obligations, but, as to clauses (ii) and (iii) hereof, only to the extent that, and only so long as, the Borrower Credit Agreement Obligations are secured and guaranteed pursuant hereto.

“Collateral”: as defined in Section 3.1.

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“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.5.

“Copyright Licenses”: all written agreements naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 4), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights”: (i) all copyrights arising under the laws of the United States, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 4), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of (i) any Foreign Subsidiary that is a Restricted Subsidiary or (ii) any Domestic Subsidiary, substantially all of the assets of which consist of the Capital Stock of one or more Foreign Subsidiaries.

“Grantors”: the collective reference to each signatory hereto (other than the Administrative Agent) together with any other entity that may become a party hereto as provided herein.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the other Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to the Subsidiary Guarantors that may become a party hereto as provided herein.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, now existing or hereafter adopted or acquired, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign

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Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuer”: the collective reference to each issuer of a Pledged Security.

“New York UCC”: the Uniform Commercial Code from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrower, its Borrower Obligations and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patent License”: all written agreements providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 4.

“Patents”: (i) all letters patent of the United States, all reissues and extensions thereof, and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 4, (ii) all applications for letters patent of the United States, any other country or any political subdivision thereof, and all continuations and continuations in part thereof, including, without limitation, any of the foregoing referred to in Schedule 4, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor in excess of $5,000,000 (or Intercompany Notes which, in the aggregate, are in excess of $5,000,000) and all other promissory notes issued to or held by any Grantor in excess of $5,000,000 (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: the collective reference to (i) the shares of Capital Stock listed on Schedule 2 and (ii) any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary or any Domestic Subsidiary, substantially all of the assets of which consist of one or more Foreign Subsidiaries, be required to be pledged hereunder.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”: the “Secured Parties” as defined in the Credit Agreement.

“Securities Act”: the Securities Act of 1933, as amended.

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“Subject Liens”: as defined in Section 3.1.

“Trademark License”: all written agreements providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 4.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 4, and (ii) the right to obtain all renewals thereof.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent for the ratable benefit of the Administrative Agent, the other Secured Parties and their respective permitted successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the maximum amount for which such Guarantor can be liable without rendering this guarantee or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (b) to the value as assets of such Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws)

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of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable Requirements of Law, (ii) Section 2.2 of this Agreement or (iii) any other Contractual Obligations providing for an equitable allocation among such Guarantor and other Subsidiaries or Affiliates of the Borrower of obligations arising under this Agreement or other guaranties of the Obligations by such parties.

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than Borrower Hedge Agreement Obligations, Cash Management Obligations and other than contingent or indemnification obligations not then due), no Letter of Credit (that is not cash collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(e) No payment (other than payment in full in cash) made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations shall have been paid in full (other than Borrower Hedge Agreement Obligations, Cash Management Obligations and other than contingent or indemnification obligations not then due), no Letter of Credit (that is not cash collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated.

2.2 Right of Contribution. To the extent that any Guarantor shall be required hereunder to pay a portion of the Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Subsidiary Guarantor from the Loans and the other financial accommodations provided to the Borrower under the Loan Documents and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by the Borrower or another Guarantor) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Guarantors at the date enforcement hereunder is sought. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other

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Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured Parties by the Borrower on account of the Borrower Obligations shall have been paid in full (other than Borrower Hedge Agreement Obligations, Cash Management Obligations and other than contingent or indemnification obligations not then due), no Letter of Credit (that is not cash collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of such Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Subject Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created,

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contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, with respect to the Loan Documents and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee of such Guarantor contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any other Secured Party, (c) any change in the corporate existence, structure or ownership of the Borrower or any of the Guarantors or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any of the Guarantors or their assets or any resulting release or discharge of any Obligation, (d) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Obligation or (e) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee of such Guarantor contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

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SECTION 3. GRANT OF SECURITY INTEREST

3.1 Grant of First Priority Security Interests. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest (“Subject Liens”) in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Documents;

(d) all Equipment;

(e) all General Intangibles;

(f) all Goods not covered by the other clauses of this Section 3;

(g) all Instruments, including the Pledged Notes;

(h) all Intellectual Property;

(i) all Inventory;

(j) all Investment Property, including the Pledged Stock;

(k) all Commercial Tort Claims;

(l) all other tangible and intangible personal property not otherwise described above;

(m) all books and records pertaining to the Collateral; and

(n) to the extent not otherwise included, all Proceeds and products of any of the Collateral and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that with respect to Holdings only, “Collateral” shall be limited to Investment Property issued by the Borrower and all dividends, cash, instruments and other property or Proceeds, from time to time received by, receivable by or otherwise distributed to Holdings in respect of or in exchange for such Investment Property;

provided, further, that notwithstanding any of the other provisions set forth in this Section 3.1, this Agreement shall not constitute a grant of a security interest in (i) any leasehold interest in real property (and any Fixtures relating thereto) and any Fixtures relating to any owned real property to the extent that the Administrative Agent is not entitled to a security interest with respect to such owned real property under the terms of the Credit Agreement, (ii) any Vehicles, (iii) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental

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Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, any Pledged Security, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under the New York UCC or other applicable law, (iv) any Collateral that constitutes Equipment subject to a certificate of title statute, Farm Products, Accessions, Letter-of-Credit Rights (other than Letter-of-Credit Rights that constitute Supporting Obligations) and As-Extracted Collateral and (v) Deposit Accounts, Securities Accounts and Commodities Accounts (except to the extent the same constitute Proceeds of other Collateral). It is hereby understood and agreed that any Property described in the preceding proviso, and any Property that is otherwise expressly excluded from clauses (a) through (n) above, shall be excluded from the definition of “Collateral”.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Secured Parties to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower, each Guarantor and each Grantor hereby represents and warrants to each of the Administrative Agent and each other Secured Party that:

4.1 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement to the extent they refer to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and each of the Administrative Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2 Title; No Other Liens. Except as otherwise permitted under Section 7.3 of the Credit Agreement, such Grantor owns or has rights in each item of the Collateral free and clear of any and all Liens. Except as otherwise permitted under Section 7.3 of the Credit Agreement, no financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office except financing statements that have been filed without the consent of the Grantor. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned, licensed or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each other Secured Party understands that any such licenses may be exclusive to the applicable licensee, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.3 Names; Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s full and correct legal name, jurisdiction of organization and identification number from the jurisdiction of organization (if any) are specified on Schedule 3.

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4.4 Pledged Securities. On the date hereof, the shares of Pledged Stock pledged by such Grantor hereunder:

(a) with respect to the shares of Pledged Stock issued by the Borrower and any other Restricted Subsidiary, have been duly authorized, validly issued and are fully paid and non-assessable, to the extent such concepts are applicable; and

(b) constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

4.5 Intellectual Property.

(a) Schedule 4 lists all material Intellectual Property owned by such Grantor (other than Holdings) in its own name on the date hereof.

(b) Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor (other than Holdings) is the licensor or franchisor.

SECTION 5. COVENANTS

Each Guarantor and each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full (other than Borrower Hedge Agreement Obligations, Cash Management Obligations and other than contingent and indemnification obligations not yet due and owing), no Letter of Credit (that is not cash collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated:

5.1 Covenants in Credit Agreement. In the case of each Guarantor, to the extent applicable, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

5.2 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer (or, with respect to Holdings, in respect of the Capital Stock issued by the Borrower only) whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Secured Parties, hold the same in trust for the Administrative Agent and the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations.

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(b) In the case of each Grantor which is an Issuer, such Issuer agrees that (a) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (b) the terms of Sections 6.3(c) and 6.8 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.8 with respect to the Pledged Securities issued by it.

(c) Each Issuer that is a partnership or a limited liability company will notify the Administrative Agent in advance of (i) taking action to cause or permit any such equity interest to become a “security” within the meaning of Sections 8-102 and 8-103 of the New York UCC (a “Security”) or (ii) issuing any certificate representing any such equity interest. If any such equity interest shall be or become a Security, such Issuer will (and the Grantor that holds such equity interest hereby instructs such Issuer to) comply with instructions originated by the Administrative Agent without further consent by such Grantor.

5.3 Commercial Tort Claims. In the case of each Grantor (other than Holdings), such Grantor shall, promptly upon obtaining knowledge thereof, give notice to the Administrative Agent of any Commercial Tort Claim of such Grantor in which the damages being sought exceed $5,000,000 and shall grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority security interest in such Commercial Tort Claim. After such grant, such commercial tort claim shall be deemed to constitute Collateral for purposes of this Agreement.

5.4 Foreign Law Pledges. Except to the extent required by the Credit Agreement, notwithstanding anything to the contrary contained herein, no Grantor shall be required to take any actions in order to perfect the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties under the laws of any jurisdiction outside the United States.

5.5 Intellectual Property. Whenever such Grantor (other than Holdings), either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any material Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent together with its delivery of a compliance certificate pursuant to section 6.2(b) of the Credit Agreement. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as necessary to evidence the Administrative Agent’s and the Secured Parties’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables.

(a) At any time during the continuance of an Event of Default, upon the Administrative Agent’s reasonable request at the expense of the relevant Grantor (other than Holdings), such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default under Section 8(a) or 8(f) of the Credit Agreement, any payments of Receivables, when collected by any Grantor (other than Holdings), (i) shall be

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forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if so required, in a Control Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Administrative Agent and the other Secured Parties only as provided in Section 6.6, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) If an Event of Default has occurred and is continuing and at the Administrative Agent’s request, each Grantor (other than Holdings) shall deliver to the Administrative Agent all documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all orders, invoices and shipping receipts.

6.2 Communications with Grantors; Grantors Remain Liable.

(a) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default under Section 8(a) or 8(f) of the Credit Agreement, each Grantor (other than Holdings) shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(b) Anything herein to the contrary notwithstanding, each Grantor (other than Holdings) shall remain liable under the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) unless otherwise provided in the Credit Agreement, the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in the order set forth in Section 6.6, and (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all

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voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing unless the Administrative Agent has given notice of its intent to exercise as set forth above.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying.

6.4 Intellectual Property.

(i) For the purpose of enabling the Administrative Agent to exercise rights and remedies under Section 6 at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor (other than Holdings) hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located.

(ii) Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 7.5 of the Credit Agreement that limit the rights of the Grantors to dispose of their property, notwithstanding the foregoing but subject to the Administrative Agent’s exercise of its rights and remedies under Section 6, the Grantors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Grantors. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall from time to time, upon the request of the respective Grantor (through the Borrower), execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor (through the Borrower) shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full in cash of all of the Obligations (other than Borrower Hedge Agreement Obligations, Cash Management Obligations and other than contingent or indemnification obligations not then due) and cancellation or termination of all Commitments and Letters of Credit (that are not cash collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in

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respect thereof) or earlier expiration of this Agreement or release of the Collateral, the Administrative Agent shall grant back to the Grantors the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 6 by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantors in accordance with the first sentence of this clause (ii).

6.5 Proceeds to be Turned Over To Administrative Agent. If an Event of Default shall occur and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for all of the Obligations and shall not constitute payment thereof until applied as provided in Section 6.6.

6.6 Application of Proceeds. If an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations, and shall make any such application in the following order:

First, to pay incurred and unpaid reasonable, out-of-pocket fees and expenses of the Agents under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties; and

Third, any balance of such Proceeds remaining after the Obligations shall have been paid in full (other than contingent or indemnification obligations not then due), no Letter of Credit (that is not cash collateralized or backstopped to the reasonable satisfaction of the Issuing Bank or purchasing Lender, as applicable, in respect thereof) shall be outstanding and the Commitments shall have been terminated, shall be paid to the Borrower or to whomever may be lawfully entitled to receive the same.

6.7 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of itself and the other Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or notices otherwise provided in the Loan

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Documents) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived unless otherwise provided in the Loan Documents), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to Section 6.6, after deducting all reasonable costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder, other than any such claims, damages or demands that have resulted from the gross negligence or willful misconduct of the Administrative Agent. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.8 Private Sales. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

6.9 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent to collect such deficiency.

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SECTION 7. THE ADMINISTRATIVE AGENT

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following; provided, that anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing):

(i) in the name of such Grantor (other than Holdings) or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor (other than Holdings) relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens (as defined in the Credit Agreement) levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.7 or 6.8, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)(1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of

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any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may give such Grantor written notice of such failure to perform or comply and if such Grantor fails to perform or comply within three (3) Business Days of receiving such notice (or if the Administrative Agent reasonably determines that irreparable harm to the Collateral or to the security interest of the Administrative Agent hereunder could result prior to the end of such three-Business Day period), then the Administrative Agent may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Administrative Agent. To the extent permitted by law, the Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. None of the Administrative Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their directors, officers, employees or agents.

7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature

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of such Grantor in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor (other than Holdings) authorizes the Administrative Agent to use the collateral description “all personal property” or any similar phrase in any such financing statements. Notwithstanding anything herein or in any other Loan Document to the contrary, the delivery of control agreements with respect to any Deposit Accounts, Securities Accounts and Commodities Accounts shall not be required.

7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Administrative Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification. Each Guarantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement. The agreements in this

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Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their successors and assigns; provided, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent (it being understood that Dispositions permitted under the Credit Agreement shall not be subject to this proviso).

8.6 Set-Off. Each Grantor (other than Holdings) hereby irrevocably authorizes the Administrative Agent and each other Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to the extent permitted by applicable law, upon any amount becoming due and payable by each Grantor (whether at the stated maturity, by acceleration or otherwise after the expiration of any applicable grace periods) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, such other Secured Party or any of their Affiliates to or for the credit or the account of such Grantor. Each of the Administrative Agent and each other Secured Party shall notify such Grantor promptly of any such set-off made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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8.12 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent and the Lenders or among the Grantors and the Administrative Agent and the Lenders.

8.14 Additional Grantors. Each Restricted Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.8 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Restricted Subsidiary of an Assumption Agreement in the form of Annex I hereto.

8.15 Releases.

(a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Borrower Hedge Agreement Obligations, Cash Management Obligations and contingent or indemnification obligations not then due) shall have been paid in full in cash,

21

the Commitments shall have been terminated and no Letter of Credit (that is not cash collateralized or back-stopped to the reasonable satisfaction of the Issuing Lender or purchasing Lender, as applicable, in respect thereof) shall be outstanding, the Collateral shall be released from the Subject Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Subject Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE ADMINISTRATIVE AGENT AND EACH OTHER SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

22

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

CITICORP NORTH AMERICA, INC., as Administrative Agent

By:
Name: Title:

[Signature Page to Guarantee and Collateral Agreement]

ALLISON TRANSMISSION HOLDINGS, INC.

By:
Name: Title:

ALLISON TRANSMISSION, INC.

By:
Name: Title:

[Signature Page to Guarantee and Collateral Agreement]

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

[TO BE PROVIDED BY GUARANTORS]

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Pledged Notes:

Issuer	Payee	Principal Amount

Schedule 3

LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	Organizational Identification Number (if any)

Schedule 4

COPYRIGHTS AND COPYRIGHT LICENSES

PATENTS AND PATENT LICENSES

TRADEMARKS AND TRADEMARK LICENSES

Annex I to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of              , 200  , made by                              (the “Additional Grantor”), in favor of Citicorp North America, Inc., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, ALLISON TRANSMISSION HOLDINGS, INC. (“Holdings”), ALLISON TRANSMISSION, INC. (the “Borrower”), the Lenders, the Administrative Agent and CITICORP NORTH AMERICA INC., as administrative agent (in such capacity, the “Administrative Agent”), have entered into that certain Credit Agreement, dated as of August 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of August 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Administrative Agent, the Collateral Agent and the Lenders;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants, to the extent applicable, that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:	Name: Title:

Annex I-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 6.2 of the Credit Agreement, dated as of [            ], 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Allison Transmission Holdings, Inc. (“Holdings”), Allison Transmission, Inc., as Borrower (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Citicorp North America, Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent, Lehman Brothers Commercial Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agents, Sumitomo Mitsui Banking Corporation, as Documentation Agent and Co-Arranger, and Citigroup Global Markets Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. At the end of the accounting period, for the accounting period ended                     , covered by the financial statements attached hereto as Attachment 1, the Borrower has no knowledge of any Default or Event of Default[, except as set forth below].

[2. Include description of any new Subsidiary, any change in jurisdiction of organization of any Loan Party and a listing of any material Intellectual Property filings by any Loan Party, to the extent not previously disclosed to the Administrative Agent.]

IN WITNESS WHEREOF, the undersigned Chief Financial Officer of the Borrower has caused this Compliance Certificate to be executed as of             , 2007.

ALLISON TRANSMISSION, INC.

By:
Name: Title: Chief Financial Officer

B-1

EXHIBIT C

FORM OF CLOSING CERTIFICATE

Pursuant to Section 5.1(f) of the Credit Agreement, dated as of [            ], 2007 (the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among Allison Transmission Holdings, Inc. (“Holdings”), Allison Transmission, Inc., as Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Citicorp North America, Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent, Lehman Brothers Commercial Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agents, Sumitomo Mitsui Banking Corporation, as Documentation Agent and Co-Arranger, and Citigroup Global Markets Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners, the undersigned [Insert name of officer] [Insert title of officer] of                      (the “Company”), hereby certifies on behalf of the Company as follows:

1.	The Specified Representations of the Company set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents to which it is a party are true and correct in all respects on and as of the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all respects as of such earlier date.

2.	Each of the transactions set forth in Section 5.1(c) has been consummated, in each case, in accordance with the terms set forth in such Section 5.1(c).

3.	is the duly elected and qualified [Assistant] Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

The undersigned [Assistant] Secretary of the Company hereby certifies as follows:

1.	Attached hereto as Annex 1 is a true and complete copy of a Certificate of Good Standing or the equivalent from the Company’s jurisdiction of organization dated as of a recent date prior to the date hereof.

2.	Attached hereto as Annex 2 is a true and complete copy of resolutions/unanimous written consent duly adopted by the Board of Directors of the Company on , 2007. Such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

C- 1

3.	Attached hereto as Annex 3 is a true and complete copy of the Bylaws/Memorandum of Association of the Company as in effect on the date hereof.

4.	Attached hereto as Annex 4 is a true and complete certified copy of the Articles of Incorporation/Association of the Company as in effect on the date hereof, and such Articles of Incorporation have not been amended, repealed, modified or restated.

5.	Attached hereto as Annex 5 is a true and complete copy of all amendments, supplements, waivers or other modifications to the Acquisition Documents as of the date hereof , including any side letters or other agreements or notices or other documents giving effect to any such amendment, supplement, waiver or modification (other than any such waivers or amendments (including, without limitation, with respect to any representations and warranties in the Acquisition Agreement) as are not materially adverse to the Lenders).

6.	The persons listed on Schedule I hereto are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names on Schedule I hereto, and the signatures appearing opposite their respective names on Schedule I hereto are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party.

7.	Latham & Watkins LLP may rely on this certificate in rendering its opinion.

C-2

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name: Title:	Name: Title:

Date: [            ], 2007

Schedule I

to Closing Certificate

NAME	OFFICE	SIGNATURE

Annex 1

to Closing Certificate

[Certificate of Good Standing]

Annex 2

to Closing Certificate

[Board Resolutions/Unanimous Written Consent]

4

Annex 3

to Closing Certificate

[Bylaws/Memorandum of Association]

5

Annex 4

to Closing Certificate

[Articles of Incorporation/Association]

6

EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date of Assignment set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date of Assignment inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3. Credit Agreement: Credit Agreement, dated as of [    ], 2007, among Allison Transmission Holdings, Inc., Allison Transmission, Inc., as Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Citicorp North America, Inc., as Administrative Agent and Collateral Agent, Lehman Brothers Commercial Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agents, Sumitomo Mitsui Banking Corporation, as Documentation Agent and Co-Arranger, and Citigroup Global Markets Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners.

4.	Assigned Interest:

Facility Assigned[1]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans
	$	%
	$	%
	$	%

5.	Effective Date of Assignment: , 20 [2]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[Name of Assignee]			[Name of Assignor]

By:		By:
	Title:		Title:

[1]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

[2]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor.

Accepted and Consented To:	Consented To:

CITICORP NORTH AMERICA, INC., as Administrative Agent	ALLISON TRANSMISSION, INC., as Borrower

By:	By:
Title:	Title:

[Issuing Lender]

By:
Title:

CITICORP NORTH AMERICA, INC., as Swingline Lender

By:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date of Assignment, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date of Assignment and to the Assignee for amounts which have accrued from and after the Effective Date of Assignment.

3. Effectiveness. Following the execution of this Assignment and Assumption by the Assignor and the Assignee, it will be delivered to the applicable Administrative Agent (together with an assignment fee in the amount of $3,500 payable by the Assignee to such Administrative Agent if required pursuant to Section 10.6(b)(ii)(B)) for acceptance and recording by such Administrative Agent.

Upon such acceptance and recording by the applicable Administrative Agent, then, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations under the Credit Agreement of a Lender and, if such Lender were an Issuing Bank, of such Issuing Bank and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights (except those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those relating to events or circumstances occurring prior to the Effective Date.

Upon such acceptance and recording by the applicable Administrative Agent, from and after the Effective Date, such Administrative Agent shall make all payments under the Loan Documents in respect of the interest assigned hereby (a) to the Assignee, in the case of amounts accrued with respect to any period on or after the Effective Date, and (b) to the Assignor, in the case of amounts accrued with respect to any period prior to the Effective Date.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

FORM OF LEGAL OPINION OF LATHAM & WATKINS LLP

[Separately Attached]

EXHIBIT F

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of [            ], 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement), among Allison Transmission Holdings, Inc. (“Holdings”), Allison Transmission, Inc., as Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Citicorp North America, Inc., as Administrative Agent and Collateral Agent, Lehman Brothers Commercial Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agents, Sumitomo Mitsui Banking Corporation, as Documentation Agent and Co-Arranger, and Citigroup Global Markets Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                     (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.20(e) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. the Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code. In this regard, the Non-U.S.;

2. the Non-U.S. Lender is not a 10-percent shareholder of the US Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

3. the Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:

F-1

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

Pursuant to Section 5.1(d) of the Credit Agreement, dated as of [            ], 2007 (the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among Allison Transmission Holdings, Inc. (“Holdings”), Allison Transmission, Inc., as Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Citicorp North America, Inc., as Administrative Agent and Collateral Agent, Lehman Brothers Commercial Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agents, Sumitomo Mitsui Banking Corporation, as Documentation Agent and Co-Arranger, and Citigroup Global Markets Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners, the undersigned hereby certifies that he is the duly elected and acting Chief Financial Officer of the Borrower, and that as such he is authorized to execute and deliver this Solvency Certificate on behalf of the Borrower.

The undersigned further certifies that Holdings, the Borrower and the Subsidiary Guarantors, on a consolidated basis, are Solvent after giving effect to the initial extensions of credit to be made on the Closing Date and the consummation of the Acquisition Transactions on the Closing Date.

G-1

IN WITNESS WHEREOF, the undersigned Chief Financial Officer of the Borrower has caused this Solvency Certificate to be executed as of this [    ] day of [            ], 2007.

[ ]

By:
Name: Title: Chief Financial Officer

G-2

EXHIBIT H

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [            , 200    ] (the “Joinder Agreement” or this “Agreement”), by and among [NEW LENDERS] (each, a “New Lender” and, collectively, the “New Lenders”), ALLISON TRANSMISSION HOLDINGS, INC., a Delaware corporation (“Holdings”), ALLISON TRANSMISSION, INC., a Delaware corporation (the “Borrower”), and CITICORP NORTH AMERICA, INC. (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of [            ], 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Citicorp North America, Inc., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent, Lehman Brothers Commercial Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agents, Sumitomo Mitsui Banking Corporation, as Documentation Agent and Co-Arranger, and Citigroup Global Markets Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish New Loan Commitments by, among other things, entering into one or more Joinder Agreements with New Lenders;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

I. Each New Lender party hereto hereby agrees to commit to provide its New Loan Commitment, as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

II. Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, or any other New Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent and/or the Collateral Agent, to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a New Lender.

III. Each New Lender hereby agrees to make its respective Commitment on the following terms and conditions:

1. Applicable Margin. The Applicable Margin for each [Tranche [__]] [New [Term][Revolving]] Loan shall mean, as of any date of determination, a percentage per annum as set forth below:

[INSERT PRICING]

2. Principal Payments. The Borrower shall make principal payments on the [Tranche [__]] [New [Term][Revolving]] Loan in installments on the dates and in the amounts set forth below:

(A)	(B)
Payment Date	Scheduled Repayment of [Tranche [__]] New [Term][Revolving] Loans

$____________

$____________

$____________

$____________

$____________

$____________

$____________

$____________

$____________

$____________

$____________

$____________

$____________

$____________

$____________

3. Voluntary and Mandatory Prepayments. Scheduled installments of principal of the [Tranche [    ]] [New [Term][Revolving]] Loans set forth above shall be reduced in connection with any optional [or mandatory] prepayments of the [Tranche [    ]] [New [Term]] Loans in accordance with Section[s] 2.11 [and 2.12] of the Credit Agreement respectively. [The New Loan Commitments with respect to New Revolving Loans shall be reduced in accordance with Section 2.10.]

4. Proposed Borrowing. This Agreement represents the Borrower’s request to borrow [Tranche [__]] [New [Term][Revolving]] Loans from the New Lenders as follows (the “Proposed Borrowing”):

SECTION 1.    Business Day of Proposed Borrowing:                     ,

SECTION 2.    Amount of Proposed Borrowing: $

SECTION 3.    Interest rate option:

    a. Base Rate Loan(s)

    b. LIBO Rate Loan(s) with an initial Interest Period of      months

5. [New Lenders. Each New Lender acknowledges and agrees that upon its execution of this Agreement and the making of [Tranche [    ]] [New [Term][Revolving]] Loans, such New Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.]3

6. Credit Agreement Governs. Except as set forth in this Agreement, the [Tranche [    ]] [New [Term][Revolving]] Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

7. Certifications. By its execution of this Agreement, the undersigned officer on behalf of Holdings and the Borrower certifies, to the best of his or her knowledge that:

i. The representations and warranties in or pursuant to the Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and

ii. No Default or Event of Default has occurred and is continuing as of the date hereof or would result after giving effect to the Proposed Borrowing contemplated hereby.

8. Notice. For purposes of the Credit Agreement, the initial notice address of each New Lender shall be as set forth below its signature below.

9. Non-US Lenders. For each New Lender that is a Non-US Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Lender may be required to deliver to Administrative Agent pursuant to subsection 2.20(d) of the Credit Agreement.

10. Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the [Tranche [    ]] [New [Term][Revolving]] Loans made by each New Lender in the Register.

11. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except as provided by Section 10.1 of the Credit Agreement.

12. Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

13. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[3]	Insert bracketed language if the lending institution is not already a Lender.

14. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [            ,         ].

[NAME OF NEW LENDER],

By:
Name:
Title: Notice Address: Attention:
Telephone: Facsimile:

ALLISON TRANSMISSION HOLDINGS, INC.

By:
Name:
Title:

ALLISON TRANSMISSION, INC.

By:
Name:
Title:

Consented to by:

CITICORP NORTH AMERICA, INC.,
as Administrative Agent,

By:
Name: Title:

SCHEDULE A

TO JOINDER AGREEMENT

Name of New Lender	Type of Commitment	Amount

[ ]	New [Term][Revolving] Loan Commitment	$

EXHIBIT I

Form of [Term][Revolving] Loan Note

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: [$ ]	,

FOR VALUE RECEIVED, the undersigned, Allison Transmission, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of the Lender set forth above (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the [Term][Revolving] Loan (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of such [Term][Revolving] Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in Dollars to Citicorp North America, Inc., as Administrative Agent, at 388 Greenwich Street, New York, New York 10013, in immediately available funds.

This Note is one of the [Term][Revolving] Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of August 7, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Allison Transmission Holdings, Inc., the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, Citicorp North America, Inc., Lehman Brothers Commercial Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agents, Sumitomo Mitsui Banking Corporation, as Documentation Agent and Co-Arranger, and Citigroup Global Markets Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of a [Term][Revolving] Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such [Term][Revolving] Loan being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is entitled to the benefits of the Guarantee and Collateral Agreement and is secured as provided in the Security Documents.

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

ALLISON TRANSMISSION, INC.

By:
Name: Title:

EXHIBIT J

FORM OF

PREPAYMENT OPTION NOTICE

Attention of [            ]

Telecopy No. [            ]

[Date]

Ladies and Gentlemen:

The undersigned, Citicorp North America Inc., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, refers to the Credit Agreement, dated as of [                    ], 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Allison Transmission Holdings, Inc., Allison Transmission, Inc., as Borrower (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders, the Administrative Agent, Lehman Brothers Commercial Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agents, Sumitomo Mitsui Banking Corporation, as Documentation Agent and Co-Arranger, and Citigroup Global Markets Inc., Lehman Brothers Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement

The Administrative Agent hereby gives notice of an offer of prepayment made by the Borrower pursuant to Section 2.12(e) of the Credit Agreement of the Prepayment Amount. Amounts applied to prepay the Term Loans shall be applied pro rata to the Term Loan held by you. The portion of the prepayment amount to be allocated to the Term Loan held by you and the date on which such prepayment will be made to you (should you elect to receive such prepayment) are set forth below:

(A) Total Term Loan Prepayment Amount

(B) Portion of Term Loan Prepayment Amount to be received by you

(C) Prepayment Date (10 Business Days after the date of this Prepayment Option Notice)

IF YOU DO NOT WISH TO RECEIVE ALL OF THE TERM LOAN PREPAYMENT AMOUNT TO BE ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE INDICATED IN PARAGRAPH (B) ABOVE, please sign this notice in the space provided below and indicate the percentage of the Term Loan Prepayment Amount otherwise payable which you do not wish to receive. Please return this notice as so completed via telecopy to the attention of                         ]at                     , no later than 10:00 a.m., New York City time, on the Prepayment Date, at Telecopy No.             . IF YOU DO NOT RETURN THIS NOTICE, YOU WILL RECEIVE 100% OF THE TERM LOAN PREPAYMENT ALLOCATED TO YOU ON THE MANDATORY PREPAYMENT DATE.

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CITICORP NORTH AMERICA, INC., as Administrative Agent

By:
Name: Title:

[LENDER]

By:
Name: Title:

Percentage of Prepayment Amount Declined:     %

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